Filed Pursuant to Rule 424(b)(4)
Registration No. 333-238914
and Registration No. 333-239876

Prospectus

Subscription Rights to Purchase Up to 18,000 Units

Consisting of an Aggregate of Up to 18,000 Shares of Series F Convertible Preferred Stock

and Warrants to Purchase Up to 45,000,000 Shares of Common Stock

at a Subscription Price of $1,000 Per Unit and

Up to 45,000,000 Shares of Common Stock Issuable upon the Conversion of

Series F Convertible Preferred Stock Included in the Units and

Up to 45,000,000 Shares of Common Stock Issuable upon the Exercise of

Warrants Included in the Units

This prospectus relates to our distribution to holders of our common stock and the holders of warrants issued in a private placement transaction that was consummated on June 10, 2020 (the “June 2020 Warrants”), at no charge, non-transferable subscription rights referred to herein as “Subscription Rights” to purchase units. Each unit, which we refer to as a Unit, consists of one share of Series F Convertible Preferred Stock, which we refer to as the Preferred Stock, and 2,500 warrants, which we refer to as the Warrants. Each share of Preferred Stock is convertible, at our option at any time on or after the first anniversary of the expiration of this offering which we refer to as the Rights Offering or at the option of the holder at any time, into a number of shares of our common stock equal to the quotient of the stated value of the Preferred Stock ($1,000) divided by the Conversion Price (initially, $0.40 per share). Each Warrant will be exercisable for one share of our common stock at an exercise price of $0.40 per share from the date of issuance through its expiration five years from the date of issuance. We refer to the offering that is the subject of this prospectus as the Rights Offering. In the Rights Offering, you will receive one subscription right for every share of common stock and/or June 2020 Warrant owned at 5:00 p.m., Eastern Time, on July 1, 2020, the record date of the Rights Offering, or the Record Date. The Preferred Stock and the Warrants comprising the Units will separate upon the expiration of the Rights Offering and will be issued separately but may only be purchased as a Unit, and the Units will not trade as a separate security. The Subscription Rights will not be tradable.

Each subscription right will entitle you to purchase one Unit, which we refer to as the Basic Subscription Right, at a subscription price per Unit of $1,000, which we refer to as the Subscription Price. If you exercise your Basic Subscription Rights in full, and any portion of the Units remain available under the Rights Offering, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed Units at the Subscription Price, subject to proration and ownership limitations, which we refer to as the Over-Subscription Privilege. Each subscription right consists of a Basic Subscription Right and an Over-Subscription Privilege, which we refer to as the Subscription Right.

The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on July 15, 2020, unless the Rights Offering is extended or earlier terminated by us. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering. We may extend the Rights Offering for additional periods in our sole discretion. Once made, all exercises of Subscription Rights are irrevocable.

We have not entered into any standby purchase agreement or other similar arrangement in connection with the Rights Offering. The Rights Offering is being conducted on a best-efforts basis and there is no minimum amount of proceeds necessary to be received in order for us to close the Rights Offering.

We have engaged Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC to act as joint dealer-managers (the “dealer managers”) in the Rights Offering. Maxim Group LLC will act as administrative agent for the Rights Offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Our stock transfer agent, Computershare Trust Company, N.A. will serve as the Subscription Agent and Georgeson LLC will serve as Information Agent for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your shares and/or June 2020 Warrants, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold shares of our common stock and/or June 2020 Warrants through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see “The Rights Offering - The Subscription Rights.”

Our board of directors reserves the right to terminate the Rights Offering for any reason any time before the expiration of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned within 10 business days, without interest or deduction. We expect the Rights Offering to expire on or about July 15, 2020, subject to our right to extend the Rights Offering as described above, and that we would close on subscriptions within five business days of such date.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BIOL” On July 15, 2020, the last reported sale price of our common stock was $0.51 per share. There is no public trading market for the Preferred Stock or the Warrants and we do not intend to list them for trading on Nasdaq or any other securities exchange or market. The Subscription Rights are non-transferrable and will not be listed for trading on Nasdaq or any other securities exchange or market. You are urged to obtain a current price quote for our common stock before exercising your Subscription Rights.

	Per Unit	Total(2)
Subscription price	$1,000	$18,000,000
Dealer-Managers fees and expenses(1)	$92	$1,660,000
Proceeds to us, before expenses	$908	$16,340,000

(1)

In connection with this Rights Offering, we have agreed to pay to Maxim Group LLC, The Benchmark Company, LLC and Colliers Securities LLC as the Dealer-Managers an aggregate cash fee equal to 7.0% of the gross proceeds received by us directly from exercises of the Subscription Rights. We agreed to reimburse expenses of the Dealer-Managers in the Rights Offering, up to $130,000. In addition, if the gross proceeds of the Rights Offering are equal to at least $1.088 million but less than $3.088 million, we shall pay to Maxim Group LLC a cash management fee equal to three quarters of a percent (0.75%) of the gross proceeds of the Rights Offering and if the gross proceeds of the Rights Offering is equal to or exceeds $3.088 million, we shall pay to Maxim Group LLC a cash management fee equal to one and one-half percent (1.5%) of the gross proceeds of the Rights Offering. See “Plan of Distribution.”

(2)	Assumes the Rights Offering is fully subscribed but excludes proceeds from the exercise of Warrants included within the Units.

Our board of directors is making no recommendation regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration date. You may not revoke or revise any exercises of Subscription Rights once made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Dealer-Managers

Maxim Group LLC                The Benchmark Company LLC                Colliers Securities LLC

The date of this Prospectus is July 15, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Information Incorporated by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or in any prospectus supplement or free-writing prospectus or any amendment thereto. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

The distribution of this prospectus and the Rights Offering and the sale of our securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy any of our securities in any jurisdiction in which such offer or solicitation is not permitted. No action is being taken in any jurisdiction outside the United States to permit an offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

References in this prospectus to “BIOL”, “the Company”, “we”, “us”, “our” or “its”, unless the context otherwise requires, refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

i

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our Units, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and any information incorporated by reference herein.

Our Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our” ,”us” or “its”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures and generate more patient referrals.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is U.S. Food and Drug Administration or “FDA” cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is the only effective, safe solution to preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We also offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. Many of the procedures addressed by our systems require no or fewer shots than traditional dental methods. We have approximately 208 issued and 56 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through March 31, 2019, we sold over 41,200 laser systems in over 80 countries around the world, and have been the leading global innovator, manufacturer, and marketer of dental laser systems. We believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace after initially purchasing laser systems. For our Epic systems, we sell teeth whitening gel kits. During the year ended December 31, 2019, the sale of lasers accounted for approximately 60% of our total sales, and consumables, accessories, and services accounted for approximately 40% of our total sales.

We had net revenues of $37.8 million, $46.2 million, and $46.9 million, in the years ended December 31, 2019, 2018, and 2017, respectively, and we had net losses of $17.9 million, $21.5 million, and $16.9 million for the same periods, respectively. Our net revenues for the quarter ended March 31, 2020 were $4.8 million. We had total assets of $24.5 million and $31.7 million as of March 31, 2020 and December 31, 2019, respectively. We were implementing a plan to transition the Company from an engineering and research and development focus to be more commercially driven and disciplined when the COVID -19 pandemic occurred and it has materially adversely affected our business in 2020 as discussed below.

Recent Developments

Impact of Coronavirus (COVID-19) on Our Operations

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The novel coronavirus has since spread to over 100 countries, including every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to the coronavirus outbreak. This outbreak has severely impacted global economic activity, and many countries and many states in the United States have reacted to the outbreak by instituting quarantines, mandating business and school closures and restricting travel. These mandated business closures have included dental office closures in Europe and the United States for the most part. The ability of our salespeople to call on dental customers during these closures has been greatly limited. In addition, most dental shows and workshops scheduled in the first and second quarters of 2020 have been canceled. As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the first quarter of 2020 were negatively impacted. The full impact of the COVID-19 outbreak continues to evolve and the full magnitude that the pandemic may have on our financial condition, liquidity, and future results of operations remains uncertain. There is no assurance that sales will return to normal levels during the second quarter of 2020 or at any time thereafter.

Deficiency Letter from NASDAQ

On March 31, 2020, BIOLASE received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market notifying BIOLASE that, based on the BIOLASE’s stockholders’ equity of $377,000 as of December 31, 2019, as reported in its Annual Report on Form 10-K for the year ended December 31, 2019, BIOLASE is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. BIOLASE has responded to Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the letter for the Company to evidence compliance. On June 4, 2020, NASDAQ granted the Company’s request for an extension of time to regain compliance to August 31, 2020 (the “Compliance Date”).

On December 3, 2019, BIOLASE received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the NASDAQ Stock Market, LLC (“NASDAQ”) notifying BIOLASE that it violated the continued listing requirements of NASDAQ listing rule 5550(a)(2). In accordance with NASDAQ rules, BIOLASE has been provided an initial period of 180 calendar days, or until June 1, 2020, to regain compliance. In response to the COVID-19 pandemic and related extraordinary market conditions, NASDAQ has provided temporary relief from the continued listing requirements and the cure period for regaining compliance is tolled through June 30, 2020. Under the relief, companies will have additional time to regain compliance for these price-based requirements. Starting on July 1, 2020, companies will receive the balance of any pending compliance period exception to come back into compliance with the applicable requirement. This relief will move the Company’s date to submit a plan to regain compliance to August 15, 2020.

If BIOLASE does not regain compliance by the Compliance Date and is not eligible for an additional compliance period at that time, the Staff will provide written notification to BIOLASE that its common stock may be delisted. BIOLASE intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Bid Price Rule.

Paycheck Protection Program Loan

On April 14, 2020, BIOLASE was granted a loan from Pacific Mercantile Bank (the “PPP Loan”) in the aggregate amount of $2,980,000, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid Relief and Economic Securities Act (the “CARES Act”), which was enacted March 27, 2020.

The PPP Loan, which was in the form of a Note dated April 13, 2020 issued by the Company, matures on April 13, 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing on November 1, 2020. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the PPP Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company intends to use the entire PPP Loan amount for qualifying expenses. Under the terms of the PPP, amounts spent on authorized purchases over eight weeks after receiving the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

SWK Fourth and Fifth Amendments

As of December 31, 2019, the Company was not in compliance with its debt covenants under its credit agreement dated November 9, 2018 (as amended, the “Credit Agreement”) with SWK Funding, LLC. In March 2020, the Company entered into a Fourth Amendment dated as of March 25, 2020 to its Credit Agreement with SWK (the “Fourth Amendment”). Under the Fourth Amendment, the financial covenant is amended to require consolidated unencumbered liquid assets of no less than $3.0 million as of any date of determination. The Fourth Amendment also adjusted the Minimum Aggregate Revenue (as defined in the Credit Agreement) requirements. Pursuant to the Fourth Amendment to the Credit Agreement, SWK granted the Company a waiver of the Company’s noncompliance with certain financial covenants contained in the Credit Agreement through March 31, 2020.

On May 15, 2020, the Company entered into the Fifth Amendment to its Credit Agreement (the “Fifth Amendment”) with SWK. The Fifth Amendment amends the Credit Agreement by providing for minimum consolidated unencumbered liquid assets of $1.5 million prior to June 30, 2020 and $3.0 million on or after June 30, 2020; providing for a minimum aggregate revenue target of $41.0 million for the twelve month period ending June 30, 2020, a related waiver of such minimum revenue target in the event that the Company raises equity capital or issues subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly revenue targets; and providing for a minimum EBITDA target of ($7.0 million) for the twelve month period ended June 30, 2020, a related waiver of such minimum EBIDTA target in the event that the Company raises equity capital or issues subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly EBITDA targets. The Fifth Amendment contains representations, warranties, covenants, releases, and conditions customary for a credit agreement amendment of this type.

On June 8, 2020, SWK agreed to extend the deadline by which the Company is required to raise not less than $10.0 million in equity capital or subordinated debt to July 31, 2020 and agreed that the $6.9 million in proceeds from the offering completed on June 10, 2020 shall be counted toward the $10.0 million requirement.

In connection with the Fifth Amendment, on May 15, 2020 the Company entered into the Third Consolidated, Amended and Restated Warrant pursuant to which the Company issued additional warrants to SWK to purchase 63,779 shares of the Company’s Common Stock with a warrant price per share of $0.39198, and adjusted the warrant price per share with respect to 487,198 existing warrant shares previously issued to SWK to $0.39198.

Revolving Credit Facility

In April 2020, the Company borrowed $3.0 million in connection with its credit facility with Pacific Mercantile Bank (the “PMB Loan”). As of May 26, 2020, approximately $1.7 million was outstanding under the PMB Loan.

Portable Ventilator Partnership

On April 8, 2020, the Company announced that it had teamed up with MEKICS Co. Ltd, (“MEKICS”) an intensive care unit (ICU) equipment manufacturer based in the Republic of Korea, to supply MEKICS’s MTV-1000 ICU-grade portable ventilator through BIOLASE’s manufacturing facility in Irvine, California. The MTV-1000 ventilator received FDA authorization for emergency use in connection with the COVID-19 pandemic. Since the commencement of this relationship, the Company has received over $10 million in multiple purchase orders and has received authorization to manufacture and supply the MTV-1000 ventilator under FDA Emergency Use Authorization authority and an exemption from the State of California to operate, market and produce the MTV-1000 Ventilator, which was a critically needed product, at that time.

Subsequent to the above-referenced authorizations, MEKICS experienced supply chain disruptions for certain critical parts and was delayed in shipping ventilators to the Company. Although MEKICS is ready to ship ventilators at this time, the United States market for ventilator products has rapidly changed since early April, due to the effect and level of spread of COVID-19 infection throughout the nation, and went from products of undersupply to products of oversupply. As an example, certain state governments are now cancelling pre-paid orders for ventilators.

Due to the foregoing, the Company’s customers that had placed orders with the Company currently no longer need this supply. As a result, the Company has determined not to purchase any MTV-1000 Ventilators from MEKICS at this time for resale to customers.

However, if there is a second wave of COVID-19, the Company expects there may be a return to peak demand for this product. If that occurs, the Company expects to be in position to be able to address this demand through its collaboration with MEKICS.

EIDL Loan

On May 22, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the United States Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000.00, with proceeds to be used for working capital purposes. Interest on the EIDL Loan accrues at the rate of 3.75% per annum and installment payments, including principal and interest, are due monthly beginning twelve months from the date of the EIDL Loan in the amount of $731.00. The balance of principal and interest is payable thirty years from the date of the promissory note. In connection with the EIDL Loan, the Company executed the EIDL Loan documents, which include the SBA Secured Disaster Loan Note, dated May 22, 2020, the Loan Authorization and Agreement, dated May 22, 2020, and the Security Agreement, dated May 22, 2020, each between the SBA and the Company.

Amendment to Certificate of Incorporation

On May 13, 2020, our stockholders approved a proposal at our 2020 annual meeting of stockholders to amend the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the amount of authorized shares of the Company’s common stock, from 40,000,000 shares to 180,000,000 shares (the “Authorized Share Increase”). On May 28, 2020, the Company filed an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Authorized Share Increase.

Conversion of Series E Convertible Preferred Stock

The 69,565 shares of Series E Convertible Preferred Stock were automatically converted into 6,956,500 shares of common stock upon receipt of the requisite approval at the Annual Shareholders’ Meeting held in May 2020.

Registered Direct Offering and Concurrent Private Placement

On June 10, 2020, the Company consummated a registered direct offering of 10,800,000 shares of its common stock (the “Shares”) to certain accredited institutional investors and a concurrent private placement of warrants to purchase 10,800,000 shares of common stock with an exercise price of $0.515 per share (the “June 2020 Warrants”). The June 2020 Warrants are exercisable commencing on the date of their issuance and will expire on the five year anniversary of the issuance date.

The combined purchase price for one Share and one June 2020 Warrant in the offering was $0.64. The Company received aggregate gross proceeds of approximately $6.9 million in the offering, before deducting fees to the placement agents and other offering expenses.

The Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-233172), which was declared effective on August 23, 2019. The June 2020 Warrants and the shares of common stock issuable upon exercise of the June 2020 Warrants were issued in a concurrent private placement and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Maxim Group LLC, The Benchmark Company, LLC & Colliers Securities LLC acted as co-placement agents for the offering.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Information Incorporated by Reference.”

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.biolase.com. No portion of our website is incorporated by reference into this prospectus.

OFFERING SUMMARY

The following summary describes the principal terms of the Rights Offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the Rights Offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable Subscription Right to purchase one Unit for every share of our common stock and/or June 2020 Warrant that you owned on the Record Date. Each Unit consists of one share of our Preferred Stock and 2,500 Warrants. The Units will separate upon the closing of the Rights Offering and the Preferred Stock and Warrants will be issued separately, however, they may only be purchased as a Unit, and the Unit will not trade as a separate security.

Size of Offering	18,000 Units.

Subscription Price	$1,000 per Unit.

Series F Convertible Preferred Stock	Each share of Preferred Stock will be convertible, at our option at any time on or after the first anniversary of the expiration of the Rights Offering, subject to certain conditions, or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Preferred Stock by a Conversion Price of $0.40 per share, subject to adjustment. The Preferred Stock has certain conversion rights and dividend rights.

Warrants	Each Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.40 per share, subject to adjustment, from the date of issuance through its expiration five years from the date of issuance. The Warrants will be exercisable for cash, or, solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis, at any time and from time to time after the date of issuance.

Record Date	5:00 p.m., Eastern Time, on July 1, 2020.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on July 15, 2020. We may extend the Rights Offering without notice to you.

Basic Subscription Right	Your Basic Subscription Right will entitle you to purchase one Unit at the Subscription Price. You may exercise your Basic Subscription Right for some or all of your Subscription Rights, or you may choose not to exercise your Subscription Rights. If you choose to exercise your Subscription Rights, there is no minimum number of Units you must purchase. We are distributing Basic Subscription Rights to purchase an aggregate of Units, but are only selling 18,000 Units in the Rights Offering. In the event that the Rights Offering is over-subscribed, rights holders will be entitled to their pro rata portion of the Units.

Over-Subscription Privilege	If you exercise your Basic Subscription Rights in full, you may also choose to exercise an over-subscription privilege to purchase a portion of any Units that are not purchased by our other common through the exercise of their Basic Subscription Rights, subject to proration and stock ownership limitations described elsewhere in this prospectus. The subscription agent will return any excess payments by mail without interest or deduction promptly after expiration of the subscription period.

Payment Adjustments	If you send a payment that is insufficient to purchase the number of Units requested, or if the number of Units requested is not specified in the Rights Certificate, the payment received will be applied to exercise Subscription Rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your Subscription Rights, including any Over-Subscription Privilege exercised and permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering.

Delivery of Shares and Warrants	As soon as practicable after the expiration of the Rights Offering, and within five business days thereof, we expect to close on subscriptions and for the Subscription Agent to arrange for the issuance of the shares of Preferred Stock and Warrants purchased pursuant to the Rights Offering. All shares and Warrants that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares and/or June 2020 Warrant in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

Non-transferability of Subscription Rights	The Subscription Rights may not be sold, transferred, assigned or given away to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.

Transferability of Warrants	The Warrants will be separately transferable following their issuance and through their expiration five years from the date of issuance.

No Board Recommendation	Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision to invest based on your own assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering, the information in this prospectus and other information relevant to your circumstances. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation	All exercises of Subscription Rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your Subscription Rights.

Use of Proceeds	Assuming the exercise of Subscription Rights to purchase all Units of the Rights Offering, after deducting fees and expenses and excluding any proceeds received upon exercise of any Warrants, we estimate the net proceeds of the Rights Offering will be approximately $15.8 million. We intend to use the net proceeds from the exercise of Subscription Rights for general corporate purposes and to fund ongoing operations and expansion of our business. See “Use of Proceeds.”

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, we do not believe you should recognize income or loss upon receipt or exercise of a Subscription Right. You should consult your own tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences.”

Extension, Amendment and Termination	Although we do not presently intend to do so, we may extend the Rights Offering for additional time in our sole discretion for any reason for up to an additional 45 days. For example, we may decide that changes in the market price of our common stock warrant an extension, or we may decide that the degree of stockholder and/or June 2020 warrant holder participation in the Rights Offering is less than the level we desire. In the event that we decide to extend the Rights Offering and you have already exercised your Subscription Rights, your subscription payment will remain with the Subscription Agent until such time as the Rights Offering closes or is terminated. We also reserve the right to amend or modify the terms of the Rights Offering, as appropriate. Our board of directors may for any reason terminate the Rights Offering at any time before the expiration of the Rights Offering. In the event that the Rights Offering is cancelled, all subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

Subscription Agent	We retained Computershare Trust Company, N.A to serve as the subscription agent. The subscription agent will hold funds received in payment for Units in a segregated account pending completion of the Rights Offering. The subscription agent will hold this money until the Rights Offering is completed or is withdrawn and canceled. If the Rights Offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Information Agent	You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus the information agent, Georgeson LLC, toll free at (866) 413-5899, or by mail at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

Questions	If you have any questions about the Rights Offering, please contact the Information Agent, Georgeson LLC, toll free at (866) 413-5899, or by mail at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

Market for Common Stock	Our common stock is listed on Nasdaq under the symbol “BIOL.”

Market for Series F Preferred Stock	There is no established public trading market for the Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Preferred Stock on any securities exchange or recognized trading system.

Market for Warrants	There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or recognized trading system.

Dealer-managers	Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC will act as dealer-managers for the Rights Offering.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about us and our business, including potential risks related to the Rights Offering, the Units offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Why are we conducting the Rights Offering?

We are conducting the Rights Offering to raise additional capital for general corporate purposes and to fund ongoing operations and expansion of our business.

What is a Unit?

Each Unit consists of one share of Series F Convertible Preferred Stock, which we refer to herein as “Preferred Stock” and 2,500 warrants (each, a “Warrant”), at a subscription price of $1,000 per Unit. No fractional Units will be issued. Each Warrant entitles you to purchase one share of common stock at an exercise price of $0.40 per share, from the date of issuance through its expiration five years after the date of issuance. Each share of Preferred Stock will have a stated value of $1,000 and will be convertible into shares of our common stock at the Conversion Price $0.40. The Preferred Stock do not generally have any voting rights and will not be certificated. The shares of Preferred Stock and Warrants that comprise each Unit are immediately separable and will be issued separately in this Rights Offering, however, they may only be purchased as a Unit, and the Units will not trade as a separate security.

What is the Rights Offering?

We are distributing, at no charge, to holders of our common stock and our June 2020 Warrants as of the Record Date, non-transferable Subscription Rights to purchase Units at a price of $1,000 per Unit. The Subscription Rights will not be tradable. Each Unit consists of one share of our Preferred Stock and 2,500 Warrants. See “Are there risks in exercising my Subscription Rights?” below. Each Warrant will be exercisable for one share of our common stock. Upon expiration of the Rights Offering, the Preferred Stock and Warrants will immediately separate. There is no public trading market for the Preferred Stock or the Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market. The common stock to be issued upon conversion of the Preferred Stock or exercise of the Warrants, like our existing shares of common stock, will be traded on the NASDAQ Capital Market under the symbol “BIOL.” You will receive one Subscription Right for every share of common stock that you owned (or in the case of the holders of June 2020 Warrants, for each share of common stock you have the right to acquire pursuant to the exercise of your June 2020 Warrants) as of 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right entitles the record holder to a Basic Subscription Right and an Over-Subscription Privilege. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on July 15, 2020, unless we extend or earlier terminate the Rights Offering.

What are the Basic Subscription Rights?

For every share you owned as of the Record Date (or in the case of the holders of the June 2020 Warrants for each share that you had the right to acquire on the Record Date pursuant to the exercise of your June 2020 Warrants), you will receive one Basic Subscription Right, which gives you the opportunity to purchase one Unit, consisting of one share of our Preferred Stock and 2,500 Warrants, for a price of $1,000 per Unit. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 100 Subscription Rights and will have the right to purchase 100 shares of our Preferred Stock and Warrants to purchase 250,000 shares of our common stock for $1,000 per Unit (or a total payment of $100,000). You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Basic Subscription Rights at all.

If you are a record holder of our common stock or if you are a record holder of our June 2020 Warrants, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed Rights Certificate. If you hold your common shares and/or June 2020 Warrants in the name of a broker, dealer, bank or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a Rights Certificate. Instead, DTC will issue one Subscription Right to your nominee record holder for each share of our common stock and/or June 2020 Warrant and that you beneficially own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the Over-Subscription Privilege?

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege to purchase a portion of any Units that are not purchased by other holders of common stock and/or June 2020 Warrants and remain available under the Rights Offering. You should indicate on your Rights Certificate, or the form provided by your nominee if your shares and/or June 2020 Warrants are held in the name of a nominee, how many additional Units you would like to purchase pursuant to your Over-Subscription Privilege, which we refer to as your Over-Subscription Request.

Subject to stock ownership limitations, if enough Units are available, we will seek to honor your Over-Subscription Request in full. If Over- Subscription Requests exceed the number of Units available, however, we will allocate the available Units pro-rata among the stockholders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock and/or June 2020 Warrants each of those stockholders or warrantholders owned on the Record Date, relative to the number of shares and June 2020 Warrants owned on the Record Date by all record holders exercising the Over-Subscription Privilege. If this pro-rata allocation results in any stockholders or warrantholders receiving a greater number of Units than the stockholder or warrantholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder or warrantholder will be allocated only that number of Units for which the stockholder or warrantholder oversubscribed, and the remaining Units will be allocated among all other stockholders and warrantholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. See “The Rights Offering- Limitation on the Purchase of Units” for a description of certain stock ownership limitations.

To properly exercise your Over-Subscription Privilege, you must deliver to the Subscription Agent the subscription payment related to your Over- Subscription Privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed Units before the expiration of the Rights Offering, if you wish to maximize the number of Units you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Units available, assuming that no other than you has purchased any Units pursuant to your Basic Subscription Right and Over-Subscription Privilege. See “The Rights Offering- The Subscription Rights-Over-Subscription Privilege.” To the extent you properly exercise your Over-Subscription Privilege for an amount of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you within 10 business days after the expiration of the Rights Offering, without interest or deduction.

Computershare Trust Company, N.A., our Subscription Agent for the Rights Offering, will determine the allocation of Over-Subscription Requests based on the formula described above.

May the Subscription Rights that I exercise be reduced for any reason?

Yes. While we are distributing to holders of our common stock and June 2020 Warrants one Subscription Right for every share of common stock and every June 2020 Warrant owned on the Record Date, we are only seeking to raise $18.0 million dollars in gross proceeds in this Rights Offering. As a result, based on 50,342,130 shares of common stock and 10,800,000 June 2020 Warrants outstanding as of June 25, 2020, we would grant Subscription Rights to acquire Units but will only accept subscriptions for 18,000 Units. Accordingly, enough Units may not be available to honor your subscription in full. If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, we will allocate the available Units pro-rata among the record holders exercising the Basic Subscription Rights in proportion to the number of shares of our common stock and/or June 2020 Warrants each of those record holders owned on the Record Date, relative to the number of shares and June 2020 Warrants owned on the Record Date by all record holders exercising the Basic Subscription Right. If this pro-rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Rights, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Rights on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. Please also see the discussion under “The Rights Offering-The Subscription Rights-Over-Subscription Privilege” and “The Rights Offering-Limitation on the Purchase of Units” for a description potential proration as to the Over-Subscription Privilege and certain stock ownership limitations.

If for any reason the amount of Units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

What are the terms of the Series F Convertible Preferred Stock?

Each share of Preferred Stock will be convertible, at our option, at any time on or after the first anniversary of the expiration of the Rights Offering or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Preferred Stock by a Conversion Price of $0.40 per share, subject to adjustment. The Preferred Stock has certain conversion rights and dividend rights as described in more detail herein.

What are the terms of the Warrants?

Each Warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.40 per share from the date of issuance through its expiration five years from the date of issuance. The Warrants will be exercisable for cash, or, solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis.

Are the Preferred Stock or Warrants listed?

There is no public trading market for the Preferred Stock or Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market. The Warrants will be issued in registered form under a warrant agent agreement with Computershare Trust Company, N.A., as warrant agent.

Will fractional shares be issued upon exercise of Subscription Rights, the conversion of Preferred Stock, or the exercise of Warrants?

No. We will not issue fractional shares of common stock in the Rights Offering. We will only distribute Subscription Rights to acquire whole Units, rounded down to the nearest whole number of underlying common shares giving rise to such Subscription Rights. Any excess subscription payments received by the Subscription Agent will be returned within 10 business days after expiration of the Rights Offering, without interest or deduction.

Additionally, no fractional shares of common stock will be issued as a result of the conversion of shares of Preferred Stock or the exercise of Warrants. Instead, for any such fractional share that would otherwise have been issuable upon conversion of shares of Preferred Stock, the Company may, at its election, pay a cash payment equal to such fraction multiplied by the Conversion Price or round up to the next whole share, and for any such fractional share that would have otherwise been issued upon exercise of Warrants, the Company will round up such fraction to the next whole share.

What effect will the Rights Offering have on our outstanding common stock?

Assuming no other transactions by us involving our capital stock prior to the expiration of the Rights Offering, and if the Rights Offering is fully subscribed, upon consummation of the Rights Offering we will have 50,342,130 shares of common stock outstanding, 18,000 shares of Preferred Stock issued and outstanding convertible into an aggregate of 45,000,000 shares of our common stock, and Warrants to purchase an additional 45,000,000 shares of our common stock issued and outstanding, based on 50,342,130 shares of our common stock outstanding as of June 25, 2020. The exact number of shares of Preferred Stock and Warrants that we will issue in this offering will depend on the number of Units that are subscribed for in the Rights Offering.

How was the Subscription Price determined?

In determining the Subscription Price, the directors considered, among other things, the following factors:

•	the current and historical trading prices of our common stock;

•	the price at which stockholders might be willing to participate in the Rights Offering;

•	the value of the common stock issuable upon conversion of the Preferred Stock being issued as a component of the Unit;

•	the value of the Warrant being issued as a component of the Unit;

•	our need for additional capital and liquidity;

•	the cost of capital from other sources; and

•

comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. The board of directors also believed that the Subscription Price should be designed to provide an incentive to our current stockholders to participate in the Rights Offering and exercise their Basic Subscription Right and their Over-Subscription Privilege.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. The market price of our common stock may decline during or after the Rights Offering. You should obtain a current price quote for our common stock and perform an independent assessment of our Preferred Stock and Warrants before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering, the information in this prospectus and the other considerations relevant to your circumstances. Once made, all exercises of Subscription Rights are irrevocable. In addition, there is no established trading market for the Preferred Stock or the Warrants to be issued pursuant to this offering, and the Preferred Stock and the Warrants may not be widely distributed.

Am I required to exercise all of the Basic Subscription Rights I receive in the Rights Offering?

No. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights. If you do not exercise any Basic Subscription Rights, the number of shares of our common stock and/or June 2020 Warrants you own will not change. However, if you choose to not exercise your Basic Subscription Rights in full and other holders of Subscription Rights do exercise, your proportionate ownership interest in our company will decrease. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

How soon must I act to exercise my Subscription Rights?

If you received a Rights Certificate and elect to exercise any or all of your Subscription Rights, the Subscription Agent must receive your completed and signed Rights Certificate and payment for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise before the Rights Offering expires on July 15, 2020, at 5:00 p.m., Eastern Time, unless we extend or earlier terminate the Rights Offering. If you hold your common shares and/or June 2020 Warrants in the name of a broker, dealer, bank or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your Subscription Rights, along with the required subscription payment.

May I transfer my Subscription Rights?

No. The Subscription Rights may be exercised only by the common stockholders and June 2020 warrantholders to whom they are distributed, and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, Rights Certificates may be completed only by the stockholder or warrantholder who receives the certificate. We do not intend to apply for the listing of the Subscription Rights on any securities exchange or recognized trading market.

Will our directors and executive officers participate in the Rights Offering?

To the extent they hold common stock and/or June 2020 Warrants as of the Record Date, our directors and executive officers will be entitled to participate in the Rights Offering on the same terms and conditions applicable to other Rights holders.

Are we requiring a minimum subscription to complete the Rights Offering?

There is no aggregate minimum we must receive to complete the Rights Offering.

Has the board of directors made a recommendation to stockholders regarding the Rights Offering?

No. Our board of directors is making no recommendation regarding your exercise of the Subscription Rights. Rights holders who exercise Subscription Rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the Rights Offering. On July 15, 2020, the last reported sale price of our common stock on Nasdaq was $0.51 per share. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering, the information contained in this prospectus and other considerations relevant to your circumstances. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

How do I exercise my Subscription Rights?

If you are a common stockholder or June 2020 warrantholder of record (meaning you hold your shares of our common stock or June 2020 Warrants in your name and not through a broker, dealer, bank or other nominee) and you wish to participate in the Rights Offering, you must deliver a properly completed and signed Rights Certificate, together with payment of the Subscription Price for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, to the Subscription Agent before 5:00 p.m., Eastern Time, on July 15, 2020. If you are exercising your Subscription Rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the Units subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares or June 2020 Warrants are held in “street name”?

If you hold your shares of our common stock or June 2020 Warrants in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you beneficially own. The record holder must exercise the Subscription Rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this Rights Offering and purchase Units, please promptly contact the record holder of your shares . We will ask the record holder of your shares , who may be your broker, dealer, bank or other nominee, to notify you of this Rights Offering.

What form of payment is required?

You must timely pay the full Subscription Price for the full number of Units you wish to acquire pursuant to the exercise of Subscription Rights by delivering to the Subscription Agent a personal check drawn on a U.S. bank.

If you send payment by personal check, payment will not be deemed to have been delivered to the Subscription Agent until the check has cleared. As such, any payments made by personal check should be delivered to the Subscription Agent no fewer than three business days prior to the expiration date.

If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received.

Will I receive interest on any funds I deposit with the Subscription Agent?

No. You will not be entitled to any interest on any funds that are deposited with the Subscription Agent pending completion or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the Subscription Agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When will I receive my new shares of Preferred Stock and Warrants?

As soon as practicable after the expiration of the Rights Offering, and within five business days thereof, we expect to close on subscriptions and for the Subscription Agent to arrange for the issuance of the shares of Preferred Stock and Warrants purchased in the Rights Offering. At closing, all prorating calculations and reductions contemplated by the terms of the Rights Offering will have been effected and payment to us for the subscribed-for Units will have cleared. All shares and Warrants that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your common stock or June 2020 Warrants in the name of a broker, dealer, bank or other nominee, DTC will credit your account with your nominee with the securities you purchase in the Rights Offering. Computershare Trust Company, N.A. is acting as the warrant agent in this offering.

After I send in my payment and Rights Certificate to the Subscription Agent, may I cancel my exercise of Subscription Rights?

No. Exercises of Subscription Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. You should not exercise your Subscription Rights unless you are certain that you wish to purchase Units at the Subscription Price.

How much will our company receive from the Rights Offering?

Assuming that all Units are sold in the Rights Offering, we estimate that the net proceeds from the Rights Offering will be approximately $16.3 million, based on the Subscription Price of $1,000 per Unit, after deducting fees and expenses payable to the dealer-managers, and after deducting other estimated expenses payable by us and excluding any proceeds received upon exercise of any Warrants. If all Warrants included in the Units are exercised for cash at the exercise price of $0.40 per share, we will receive an additional $18.0 million. We intend to use the net proceeds for general corporate purposes and to fund ongoing operations and expansion of our business. See “Use of Proceeds.”

Are there risks in exercising my Subscription Rights?

Yes. The exercise of your Subscription Rights involves risks. Exercising your Subscription Rights involves the purchase of shares of our Preferred Stock and Warrants to purchase common stock and you should consider this investment as carefully as you would consider any other investment. In addition, we do not intend for our Preferred Stock and Warrants to be listed on Nasdaq and a market for the Preferred Stock and Warrants does not exist. See “Risk Factors” for discussion of additional risks involved in investing in our securities.

Can the board of directors terminate, extend or amend the Rights Offering?

Yes. Our board of directors may decide to terminate the Rights Offering at any time and for any reason before the expiration of the Rights Offering. We also have the right to extend the Rights Offering for additional periods in our sole discretion for up to an additional 45 days. We do not presently intend to extend the Rights Offering. We will notify, June 2020 Warrants stockholders and the public if the Rights Offering is terminated or extended by issuing a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering. In the event that we decide to extend the Rights Offering and you have already exercised your Subscription Rights, your subscription payment will remain with the Subscription Agent until such time as the Rights Offering closes or is terminated.

Our board of directors also reserves the right to amend or modify the terms of the Rights Offering in its sole discretion. If we should make any fundamental changes to the terms of the Rights Offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder or warrantholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date of the Rights Offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications which are not fundamental changes to the terms of the Rights Offering, may include a change in the subscription price, , a reduction to the Conversion Price of the Preferred Stock or exercise price of the Warrants, or an increase to the number of Warrant issuable upon exercise of a subscription right, although no such change is presently contemplated.

If the Rights Offering is not completed or is terminated, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If we do not complete the Rights Offering, all subscription payments received by the Subscription Agent will be returned within 10 business days after the termination or expiration of the Rights Offering, without interest or deduction. If you own shares or June 2020 Warrants in “street name,” it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares or June 2020 Warrants.

How do I exercise my Rights if I live outside the United States?

The Subscription Agent will hold Rights Certificates for stockholders and June 2020 warrantholders having addresses outside the United States. To exercise Subscription Rights, foreign stockholders or foreign June 2020 warrantholders must notify the Subscription Agent and timely follow other procedures described in the section entitled “The Rights Offering – Foreign Stockholders.”

What fees or charges apply if I purchase shares in the Rights Offering?

We are not charging any fee or sales commission to issue Subscription Rights to you or to issue shares of Preferred Stock or Warrants to you if you exercise your Subscription Rights. If you exercise your Subscription Rights through a broker, dealer, bank or other nominee, you are responsible for paying any fees your broker, dealer, bank or other nominee may charge you.

What are the U.S. federal income tax consequences of receiving and/or exercising my Subscription Rights?

For U.S. federal income tax purposes, we do not believe you should recognize income or loss in connection with the receipt or exercise of Subscription Rights in the Rights Offering, but the receipt and exercise of the Subscription Rights is unclear in certain respects. You should consult your tax advisor as to your tax consequences resulting from the receipt and exercise of Subscription Rights, including the receipt, ownership and disposition of our Preferred Stock, Warrants, and common stock received upon the conversion of Preferred Stock or the exercise of Warrants. For further information, see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank or other nominee. If you are the record holder, then you should send your subscription documents, Rights Certificate, and subscription payment to the Subscription Agent, first class mail or courier service to:

By Registered Certified or Express Mail	By Overnight Courier
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY: BLTY	c/o Voluntary Corporate Actions; COY: BLTY
P.O. Box 43011	150 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

You or, if applicable, your nominee are solely responsible for completing delivery to the Subscription Agent of your subscription documents, Rights Certificate and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the expiration of the Rights Offering at 5:00 p.m. Eastern Time on July 15, 2020.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent: Georgeson LLC, toll free at (866) 413-5899.

Who are the dealer-managers?

Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC are acting as the dealer-managers for the Rights Offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-managers will use their best efforts to solicit the exercise of Subscription Rights. We have agreed to pay the dealer-managers certain fees for acting as dealer-managers and to reimburse the dealer-managers for certain out-of-pocket expenses incurred in connection with this offering. The dealer-managers are not underwriting or placing any of the Subscription Rights or the shares of our Preferred Stock or Warrants being issued in the Rights Offering and are not making any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), shares of Preferred Stock or Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and the risks described under the caption “Risk Factors” and other information contained in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE RIGHTS OFFERING

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Your interest in our company may be diluted as a result of this Rights Offering.

Holders of our common stock and June 2020 Warrants who do not fully exercise their Subscription Rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company on a fully-diluted basis than would otherwise be the case had they fully exercised their Subscription Rights. Further, the shares issuable upon the exercise of the Warrants to be issued pursuant to the Rights Offering will dilute the ownership interest of stockholders and June 2020 warrantholders not participating in this offering or holders of Warrants who have not exercised them.

Further, if you purchase Units in this offering at the Subscription Price, you may suffer immediate and substantial dilution in the net tangible book value of our common stock. See “Dilution” in this prospectus for a more detailed discussion of the dilution which may incur in connection with this offering.

Completion of the Rights Offering is not subject to us raising a minimum offering amount.

Completion of the Rights Offering is not subject to us raising a minimum offering amount and, therefore, proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital. See “Use of Proceeds.”

This Rights Offering may cause the trading price of our common stock to decrease.

The Subscription Price, together with the number of shares of common stock issuable upon conversion of the Preferred Stock and Warrants we propose to issue and ultimately will issue if this Rights Offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this Rights Offering. If that occurs, you may have committed to buy shares of our common stock at a price greater than the prevailing market price. We cannot predict the effect, if any, that the availability of shares for future sale represented by the Warrants issued in connection with the Rights Offering will have on the market price of our common stock from time to time. Further, if a substantial number of Subscription Rights are exercised and the holders of the shares received upon exercise of those Subscription Rights or the related Warrants choose to sell some or all of the shares underlying the Subscription Rights or the related Warrants, the resulting sales could depress the market price of our common stock.

Holders of our Preferred Stock and Warrants will have no rights as a common stockholder until such holders convert or exercise their Preferred Stock or Warrants, respectively, and acquire our common stock.

Until holders of Preferred Stock or Warrants acquire shares of our common stock upon conversion or exercise of the Preferred Stock or Warrants, respectively, holders of such securities will have no rights with respect to the shares of our common stock underlying such Preferred Stock or Warrants. Upon conversion or exercise of the Preferred Stock or Warrants, respectively, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date. Prior to conversion, holders of Preferred Stock will have limited voting rights.

If we terminate the Rights Offering for any reason, we will have no obligation other than to return subscription monies within 10 business days.

We may decide, in our sole discretion and for any reason, to cancel or terminate the Rights Offering at any time prior to the expiration date. If this offering is cancelled or terminated, we will have no obligation with respect to Subscription Rights that have been exercised except to return within 10 business days, without interest or deduction, all subscription payments deposited with the Subscription Agent. If we terminate this offering and you have not exercised any Subscription Rights, such Subscription Rights will expire and be worthless.

The Subscription Price determined for this offering is not an indication of the fair value of our common stock.

In determining the Subscription Price, our board of directors considered a number of factors, including, but not limited to, our need to raise capital in the near term to continue our operations, the current and historical trading prices of our common stock, a price that would increase the likelihood of participation in the Rights Offering, the cost of capital from other sources, the value of the Preferred Stock and Warrants being issued as components of the Unit, and comparable precedent transactions. The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of the value of our company or our common stock.

If you do not act on a timely basis and follow subscription instructions, your exercise of Subscription Rights may be rejected.

Holders of Subscription Rights who desire to purchase shares of our Preferred Stock and Warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and/or June 2020 Warrants and you wish to exercise your Subscription Rights, you must act promptly to ensure that your broker, dealer, bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, bank, trustee or other nominee in sufficient time to deliver such forms and payments to the Subscription Agent to exercise the Subscription Rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, bank, trustee or other nominee fails to ensure that all required forms and payments are received by the Subscription Agent prior to 5:00 p.m., New York City time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this Rights Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the Units for which you subscribe.

While we are distributing to holders of our common stock and June 2020 Warrants one Subscription Right for every share of common stock and June 2020 Warrant owned on the Record Date, we are only seeking to raise $18.0 million dollars in gross proceeds in this Rights Offering. As a result, based on 50,342,130 shares of common stock outstanding as of June 25, 2020 and 10,800,000 June 2020 Warrants outstanding as of June 25, 2020, we would grant Subscription Rights to acquire 61,142,130 Units but will only accept subscriptions for 18,000 Units. Accordingly, enough Units may not be available to honor your subscription in full. If excess Units are available after the exercise of Basic Subscription Rights, holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for an additional number of Units. Over-Subscription Privileges will be allocated pro rata among Rights holders who over-subscribed, based on the number of over-subscription Units to which they have subscribed. We cannot guarantee that you will receive any or the entire number of Units for which you subscribed. If for any reason the amount of Units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise Subscription Rights (including Over-Subscription Privileges) to purchase Units that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 19.99% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this Rights Offering. If the amount of shares allocated to you is less than your subscription request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

If you make payment of the Subscription Price by personal check, your check may not clear in sufficient time to enable you to purchase shares in this Rights Offering.

Any personal check used to pay for shares and Warrants to be issued in this Rights Offering must clear prior to the expiration date of this Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your Subscription Rights, in whole or in part, and to pay for shares and Warrants by personal check and your check has not cleared prior to the expiration date of this Rights Offering, you will not have satisfied the conditions to exercise your Subscription Rights and will not receive the shares and Warrants you wish to purchase.

The receipt of Subscription Rights may be treated as a taxable distribution to you.

We believe the distribution of the Subscription Rights in this Rights Offering should be a non-taxable distribution to holders of shares of common stock and June 2020 Warrants under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. Please see the discussion on the “Material U.S. Federal Income Tax Consequences” below. This position is not binding on the IRS, or the courts, however. If this Rights Offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of Subscription Rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the Subscription Rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock and/or June 2020 Warrants is urged to consult his, her or its tax advisor with respect to the particular tax consequences of this Rights Offering.

Exercising the Subscription Rights limits your ability to engage in certain hedging transactions that could provide you with financial benefits.

By exercising the Subscription Rights, you are representing to us that you have not entered into any short sale or similar transaction with respect to our common stock since the Record Date for the Rights Offering. In addition, the Subscription Rights provide that, upon exercise of the Subscription Right, you agree not to enter into any short sale or similar transaction with respect to our common stock for so long as you continue to hold Warrants issued in connection with the exercise of the Subscription Right. These requirements prevent you from pursuing certain investment strategies that could provide you greater financial benefits than you might have realized if the Subscription Rights did not contain these requirements.

The Subscription Rights are not transferable, and there is no market for the Subscription Rights.

You may not sell, transfer, assign or give away your Subscription Rights. Because the Subscription Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights. You must exercise the Subscription Rights to realize any potential value from your Subscription Rights.

There is no public market for the Preferred Stock in this offering.

There is no established public trading market for the Preferred Stock, and we do not expect a market to develop. In addition, we do not currently intend to apply for listing of the Preferred Stock on any securities exchange or recognized trading system. Purchasers of the Preferred Stock may be unable to resell their shares of Preferred Stock or sell them only at an unfavorable price for an extended period of time, if at all.

Absence of a public trading market for the Warrants may limit your ability to resell the Warrants.

There is no established trading market for the Warrants to be issued pursuant to this offering, and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market, and the Warrants may not be widely distributed. Purchasers of the Warrants may be unable to resell the Warrants or sell them only at an unfavorable price for an extended period of time, if at all.

The market price of our common stock may never exceed the exercise price of the Warrants issued in connection with this offering.

The Warrants being issued in connection with this offering become exercisable upon issuance and will expire five years from the date of issuance. The market price of our common stock may never exceed the exercise price of the Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holder.

The Warrants contain features that may reduce your economic benefit from owning them.

The Warrants contain features that prohibit you from engaging in certain investment strategies. For so long as you continue to hold Warrants, you will not be permitted to enter into any short sale or similar transaction with respect to our common stock. This could prevent you from pursuing investment strategies that could provide you greater financial benefits from owning the Warrants.

The dealer-managers are not underwriting, nor acting as placement agents of, the Subscription Rights or the securities underlying the Subscription Rights.

Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC are acting as dealer-managers for the Rights Offering. As provided in the dealer-manager agreement, the dealer-managers will provide marketing assistance in connection with this offering. The dealer-managers are not underwriting or placing any of the Subscription Rights or the shares of our Preferred Stock or Warrants being issued in this offering and are not making any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), shares or Warrants. The dealer-managers will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith, gross negligence or willful misconduct by the dealer-managers. The Rights Offering may not be successful despite the services of the dealer-managers to us in this offering.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We may amend or modify the terms of the Rights Offering at any time prior to the expiration of the Rights Offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the Rights Offering in its sole discretion. If we should make any fundamental changes to the terms of the Rights Offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date of the Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date of the Rights Offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications, which are not fundamental changes to the terms of the Rights Offering, may include a change in the subscription price, a reduction to the Conversion Price of the Preferred Stock or exercise price of the Warrants, or an increase to the number of Warrant issuable upon exercise of a subscription right, although no such change is presently contemplated. We may also terminate the Rights Offering

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

Although our consolidated financial statements have been prepared on a going concern basis, our management believe that our recurring losses and negative cash flows from operations and other factors, including the ongoing impact of the COVID-19 pandemic on our business, have raised substantial doubt about our ability to continue as a going concern as of December 31, 2019 and March 31, 2020.

Our audited consolidated financial statements for the fiscal year ended December 31, 2019 and our unaudited consolidated financial statements for the quarter ended March 31, 2020 were prepared on a going concern basis in accordance with generally accepted accounting principles in the United States. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our recurring losses, negative cash flow, need for additional capital and the uncertainties surrounding our ability to raise such capital, raise substantial doubt about our ability to continue as a going concern. In addition, as a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the first quarter of 2020 was less than we anticipated. Moreover, there is no assurance that sales will return to normal levels during the second quarter of 2020 or at any time thereafter. As of the date of this prospectus, management is evaluating all options to conserve cash and to obtain additional debt or equity financing and/or enter into a collaborative arrangement or sale of assets, to permit the Company to continue operations. Furthermore, in order for us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must sell our products directly to end-users and through distributors, establish profitable operations through increased sales, decrease expenses, generate cash from operations or raise additional funds when needed. We intend to improve our financial condition and ultimately improve our financial results by increasing revenues through expansion of our product offerings, continuing to expand and develop our field sales force and distributor relationships both domestically and internationally, forming strategic arrangements within the dental and medical industries, educating dental and medical patients as to the benefits of our advanced medical technologies, and reducing expenses. If we are unable to raise additional capital, increase sales or reduce expenses we will be unable to continue to fund our operations, develop our products, realize value from our assets, or discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and stockholders could lose all or part of their investment in our common stock. In addition, our independent registered public accounting firm included an explanatory paragraph regarding our ability to continue as going concern in their report accompanying our consolidated financial statements for the year ended December 31, 2019.

The novel coronavirus outbreak and COVID-19 pandemic have already materially adversely affected, and are likely to continue to materially adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the global outbreak of the novel coronavirus and the disease caused by it, COVID-19. In the first quarter of 2020, the spread of the novel coronavirus has led to disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets. In addition, efforts to contain the COVID-19 pandemic have led to travel restrictions, prohibitions on public gatherings and closures of dental offices and clinics throughout much of Europe and the United States. These mandated business closures have included dental office closures in Europe and the United States for the most part. The ability of our salespeople to call on dental customers during these closures has been greatly limited. In addition, most dental shows and workshops scheduled in the first and second quarters of 2020 have been canceled. As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the first quarter of 2020 were negatively impacted. The full impact of the COVID-19 outbreak continues to evolve and the full magnitude that the pandemic may have on our financial condition, liquidity, and future results of operations remains uncertain. There is no assurance that sales will return to normal levels during the second quarter of 2020 or at any time thereafter.

We have experienced net losses for each of the past three years and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of approximately $240.6 million at March 31, 2020. We recorded net losses of approximately $6.0 million, $17.9 million, $21.5 million, and $16.9 million for the three months ended March 31, 2020 and the years ended December 31, 2019, 2018, and 2017, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition, and results of operations.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continuing economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition, and results of operations, including by:

•	reducing demand for our products and services, increasing order cancellations and resulting in longer sales cycles and slower adoption of new technologies;

•	increasing the difficulty of collecting accounts receivable and the risk of excess and obsolete inventories;

•	increasing price competition in our served markets; and

•	resulting in supply interruptions, which could disrupt our ability to produce our products.

We will need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the first quarter of 2020 will be insufficient to fund continuing operations. As a result, we will need to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures. The following factors, among others, could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic conditions and conditions in the dental or medical device industries, including as a result of the COVID-19 pandemic and efforts to contain it;

•	the perception of our business in the capital markets;

•	our ratio of debt to equity;

•	our financial condition;

•	our business prospects; and

•	interest rates.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We rely on exclusive and non-exclusive third-party distributors for a portion of our sales in North America and a majority of our sales in countries outside of the U.S. For the three months ended March 31, 2020 and the fiscal years ended December 31, 2019, 2018, and 2017, revenue from distributors accounted for approximately 51%, 33%, 34%, and 32% of our total net revenue, respectively. Our distributors have significant discretion in determining the efforts and resources they apply to the sale of our products, and we face significant challenges and risks in expanding, training, and managing our third-party distributors, particularly given their geographically dispersed operations. Our distributors may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most of our distributor agreements can be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and lead to an inability to meet operating cash flow requirements, which would have a material adverse effect on our business, financial condition, and results of operations.

Dentists and patients have been slow in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our dental laser systems represent relatively new technologies in the dental market. Only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems, and our inability to do so could have a material adverse effect on our business, financial condition, and results of operations. Historically, we have experienced long sales cycles because dentists have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate dentists about the benefits of our products in comparison to competing products and technologies before completing a sale, if any.

Factors that could inhibit adoption of laser technologies by dentists include cost and concerns about the safety, efficacy, and reliability of lasers. In order to invest in a Waterlase system, a dentist generally needs to invest time to understand the technology, consider how patients may respond to the new technology, assess the financial impact the investment could have on the dentist’s practice and become comfortable performing procedures with our products. Absent an immediate competitive motivation, a dentist may not feel compelled to invest the time required to learn about the potential benefits of using a laser system. Dentists may not accept or adopt our products until they see additional clinical evidence supporting the safety and efficiency of our products or recommendations supporting our laser systems by influential dental practitioners. In addition, economic pressure, caused, for example, by an economic slowdown, changes in health care reimbursement or by competitive factors in a specific market, could make dentists reluctant to purchase substantial capital equipment or invest in new technologies. Patient acceptance will depend on the recommendations of dentists and specialists, as well as other factors, including the relative effectiveness, safety, reliability, and comfort of our systems as compared to other instruments and methods for performing dental procedures.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.

There is a learning process involved for dental practitioners to become proficient users of our laser systems. It is critical to the success of our sales efforts to adequately train a sufficient number of dental practitioners. Following completion of training, we rely on the trained dental practitioners to advocate the benefits of our products in the broader marketplace. Convincing dental practitioners to dedicate the time and energy necessary for adequate training is challenging, and we cannot provide assurance that we will be successful in these efforts. If dental practitioners are not properly trained, they could misuse or ineffectively use our products, or could be less likely to appreciate our laser systems. This could also result in unsatisfactory patient outcomes, patient injury, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our laser systems.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results our revenues could decline and our business, financial condition, and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, dental practitioners could choose not to purchase our laser systems until they receive additional published long-term clinical evidence and recommendations from prominent dental practitioners that indicate our laser systems are effective for dental applications.

We face competition from other companies, many of which have substantially greater resources than we do. If we do not successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others, we could lose revenue opportunities and customers and our ability to grow our business would be impaired.

A number of competitors have substantially greater capital resources, larger customer bases, larger technical, sales and marketing forces and stronger reputations with target customers than ours. We compete with a number of domestic and foreign companies that market traditional dental products, such as dental drills, as well as companies that market laser technologies in the dental and medical markets. The marketplace is highly fragmented and very competitive. We expect that the rapid technological changes occurring in the health care industry could lead to the entry of new competitors, particularly if dental and medical lasers gain increasing market acceptance. If we do not compete successfully, our revenue and market share could decline, which would impact our ability to meet our operating cash flow requirements and our business, financial condition, and results of operations could be adversely affected.

Our long-term success depends upon our ability to (i) distinguish our products through improving our product performance and pricing, protecting our intellectual property, improving our customer support, accurately timing the introduction of new products, and developing sustainable distribution channels worldwide; and (ii) develop and successfully commercialize new products, new or improved technologies, and additional applications for our laser systems. We may not be able to distinguish our products and commercialize any new products, new or improved technologies, or additional applications for our laser systems.

If our customers cannot obtain third-party reimbursement for their use of our products, they could be less inclined to purchase our products and our business, financial condition, and results of operations could be adversely affected.

Our products are generally purchased by dental or medical professionals who have various billing practices and patient mixes. Such practices range from primarily private pay to those who rely heavily on third-party payers, such as private insurance or government programs. In the United States, third-party payers review and frequently challenge the prices charged for medical products and/or services. In many foreign countries, the prices for dental services are predetermined through government regulation. Payers could deny coverage and reimbursement on various grounds, including if they determine that the procedure was not medically necessary or that the device used in the procedure was investigational. Accordingly, both coverage and reimbursement can vary significantly from payer to payer. For the portion of dentists who rely heavily on third-party reimbursement, the inability to obtain reimbursement for services using our products could deter them from purchasing or using our products. We cannot predict the effect that future health care reforms or changes in financing for health and dental plans could have on our business. Any such changes could have an adverse effect on the ability of a dental or medical professional to generate a profit using our current or future products. In addition, such changes could act as disincentives for capital investments by dental and medical professionals.

Our ability to use net operating loss carryforwards could be limited.

Section 382 of the Internal Revenue Code of 1986 (“IRC”) generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone material changes in its stock ownership. In 2006, we completed an analysis to determine the applicability of the annual limitations imposed by IRC Section 382 caused by previous changes in our stock ownership and determined that such limitations should not be significant. Given our continued generation of losses since the completion of 2006 study, we have not updated the study. However, we plan to update the study if we expect to utilize net operating loss carryforwards in any future year. If we experience an ownership change as defined in IRC Section 382, utilization of the net operating loss carryforwards, research and development credit carryforwards, and other tax attributes, would be subject to an annual limitation under Section 382 of the IRC. In addition, our ability to utilize net operating loss carryforwards, research and development credit carryforwards, and other tax attributes may be limited by other changes outside our control, such as changes to applicable tax law. Any limitation may result in the expiration of a portion of the net operating loss or research and development credit carryforwards before utilization. If we lose our ability to use net operating loss carryforwards, any income we generate will be subject to tax earlier than it would be if we were able to use net operating loss carryforwards, resulting in lower profits which could have a material adverse effect on our business, financial condition, and results of operations.

We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply, and shortages of qualified personnel. In addition, before we can begin commercial manufacture of our products, we must ensure our manufacturing facilities, processes, and quality systems, and the manufacture of our laser systems, comply with FDA regulations governing facility compliance, quality control, and documentation policies and procedures. In addition, our manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could expend significant resources in obtaining, maintaining, and addressing our compliance with these requirements. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA’s Quality System Regulation and other regulatory requirements. We have experienced quality issues with components of our products supplied by third parties, and we could continue to do so. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers, and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition, and results of operations.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. We have experienced such non-compliance with manufacturing specifications in the past and could continue to experience such non-compliance in the future, which could lead to higher costs and reduced margins.

Our products could contain defects that cannot be repaired easily and inexpensively, and we have experienced in the past and could experience in the future some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

Adverse publicity regarding our technology or products could negatively impact us.

Adverse publicity regarding any of our products or similar products marketed or sold by others could negatively affect us. If any studies raise or substantiate concerns regarding the efficacy or safety of our products or other concerns, our reputation could be harmed and demand for our products could diminish, which could have a material adverse effect on growth in new customers and sales of our product, leading to a decline in revenues, cash collections, and ultimately our ability to meet operating cash flow requirements.

Our products are used in minimally invasive surgical procedures, usually, though not always, without anesthesia. All surgical procedures carry some risk. Patients could experience adverse events or outcomes following a surgical procedure due to a multitude of different factors alone or in combination, including deficits in the skill, experience, and preparedness of the surgeon, the existence of underlying conditions or overall poor health of the patient, and defects, age, and misuse of medical products used in the procedure. Should an adverse patient event occur during the use of our products, there could be adverse publicity, increased scrutiny from regulatory agencies, and a loss of good will, even if it is ultimately shown to be caused by factors other than our product.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition, and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components, and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

Certain components of our products, particularly specialized components used in our laser systems, are currently available only from a single source or limited sources. For example, the crystal, fiber, and hand pieces used in our Waterlase systems are each supplied by a separate single supplier. Our dependence on single-source suppliers involves several risks, including limited control over pricing, availability, quality, and delivery schedules.

If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could require product redesign and submission to the FDA of a 510(k) application, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

Rapidly changing standards and competing technologies could harm demand for our products, result in significant additional costs, and have a material adverse effect on our business, financial condition, and results of operations.

The markets in which our products compete are subject to rapid technological change, evolving industry standards, changes in the regulatory environment, and frequent introductions of new devices and evolving dental and surgical techniques. Competing products could emerge that render our products uncompetitive or obsolete. The process of developing new medical devices is inherently complex and requires regulatory approvals or clearances that can be expensive, time-consuming, and uncertain. We cannot guarantee that we will successfully identify new product opportunities, identify new and innovative applications of our technology, or be financially or otherwise capable of completing the research and development required to bring new products to market in a timely manner. An inability to expand our product offerings or the application of our technology could limit our growth. In addition, we could incur higher manufacturing costs if manufacturing processes or standards change, and we could need to replace, modify, design, or build and install equipment, all of which would require additional capital expenditures.

We could be unable to effectively manage and implement our growth strategies, which could have a material adverse effect on our business, financial condition, and results of operations.

Our growth strategy includes expanding our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. Expansion of our existing product line and entry into new medical applications divert the use of our resources and systems, require additional resources that might not be available (or available on acceptable terms), require additional country-specific regulatory approvals, result in new or increasing competition, could require longer implementation times or greater start-up expenditures than anticipated, and could otherwise fail to achieve the desired results in a timely fashion, if at all. These efforts could also require that we successfully commercialize new technologies in a timely manner, price them competitively and cost-effectively, and manufacture and deliver sufficient volumes of new products of appropriate quality on time. We could be unable to increase our sales and earnings by expanding our product offerings in a cost-effective manner, and we could fail to accurately predict future customer needs and preferences or to produce viable technologies. In addition, we could invest heavily in research and development of products that do not lead to significant revenue. Even if we successfully innovate and develop new products and product enhancements, we could incur substantial costs in doing so. In addition, promising new products could fail to reach the market or realize only limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, or uncertainty over third-party reimbursement.

We have significant international sales and are subject to risks associated with operating in international markets.

International sales comprise a significant portion of our net revenue, and we intend to continue to pursue and expand our international business activities. For the three months ended March 31, 2020 and the fiscal years ended December 31, 2019, 2018, and 2017, international sales accounted for approximately 35%, 40%, 38%, and 38% of our net revenue, respectively. Political, economic, and health conditions outside the United States, could make it difficult for us to increase our international revenue or to operate abroad. For example, efforts to contain the outbreak of COVID-19 in Asia and Europe included travel restrictions and closures of dental offices and clinics, significantly adversely impacting our international sales in the first quarter of 2020.

In addition, international operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social, and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import, and other governmental approvals, permits, and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales will continue to represent a significant portion of our net revenue, and we intend to expand our international operations further. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

We could be subject to breaches of our information technology systems, which could damage our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

We rely on information systems (“IS”) in our business to obtain, rapidly process, analyze and manage data to, among other things:

•	facilitate the purchase and distribution of thousands of inventory items through numerous distributors;

•	receive, process and ship orders on a timely basis;

•	accurately bill and collect from thousands of customers;

•	process payments to suppliers; and

•	provide technical support to our customers.

A cyber-attack that bypasses our IS security, or employee error, malfeasance or other disruptions that cause an IS security breach could lead to a material disruption of our IS and/or the loss of business information. Such an attack could result in, among other things:

•	the theft, destruction, loss, misappropriation or release of confidential data and intellectual property;

•	operational or business delays;

•	liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and

•	damage to our reputation.

Any of these results could have a material adverse effect on our business due to the time and expense to respond to such an attack, recover data, and remediate IS weaknesses, which would disrupt our daily business operations. Further, in the event of an attack, we would be exposed to a risk of loss or litigation and possible liability, including under laws that protect the privacy of personal information.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our revenue typically fluctuates from quarter to quarter due to a number of factors, many of which are beyond our control. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is stronger than average due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter could be affected by vacation patterns, which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations could also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry. Other factors that might cause quarterly fluctuations in our revenue and operating results include the following:

•	variation in demand for our products;

•	our ability to research, develop, market, and sell new products and product enhancements in a timely manner;

•	our ability to control costs;

•	our ability to control quality issues with our products;

•	regulatory actions that impact our manufacturing processes;

•	the size, timing, rescheduling, or cancellation of orders from distributors;

•	the introduction of new products by competitors;

•	the length of and fluctuations in sales cycles;

•	the availability and reliability of components used to manufacture our products;

•	changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;

•	legal expenses, particularly related to litigation matters;

•	general economic conditions including the availability of credit for our existing and potential customer base to finance purchases;

•	the mix of our domestic and international sales and the risks and uncertainties associated with international business;

•	costs associated with any future acquisitions of technologies and businesses;

•	limitations on our ability to use net operating loss carryforwards under the provisions of IRC Section 382 and similar state laws;

•	developments concerning the protection of our intellectual property rights;

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catastrophic events such as hurricanes, floods, and earthquakes, which can affect our ability to advertise, sell, and distribute our products, including through national conferences held in regions in which these disasters strike; and

•	global economic, political, and social events, including international conflicts and acts of terrorism, including the recent outbreak of COVID-19.

The expenses we incur are based, in large part, on our expectations regarding future net revenue. Since many of our costs are fixed in the short term, we could be unable to reduce expenses quickly enough to avoid losses if we experience a decrease in expected net revenue. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury, and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition, and results of operations.

Substantially all of our administrative operations and our manufacturing operations are located at our facility in Irvine, California, which is near known earthquake fault zones. Although we have taken precautions to safeguard our facilities including disaster recovery planning and off-site backup of computer data, a natural disaster such as an earthquake, fire, or flood, could seriously harm our facility and significantly disrupt our operations. Additionally, labor disputes, maintenance requirements, power outages, equipment failures, civil unrest, or terrorist attacks affecting our Irvine, California facility could significantly disrupt our operations. Our business interruption insurance coverage may not cover all or any of our losses from natural disasters or other disruptions.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel, and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified like personnel in the future. Competition for senior management, engineers, marketing and sales personnel, and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

Acquisitions involve risks and uncertainties, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities.

Successful acquisitions depend upon our ability to identify, negotiate, complete, and integrate suitable acquisitions and to obtain any necessary financing. We expect to continue to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products, or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Even if we complete acquisitions, we could experience:

•	difficulties in integrating any acquired companies, personnel, products, and other assets into our existing business;

•	delays in realizing the benefits of the acquired company, product, or other assets;

•	diversion of our management’s time and attention from other business concerns;

•	limited or no direct prior experience in new markets or countries we could enter;

•	higher costs of integration than we anticipated; and

•	difficulties in retaining key employees of the acquired business.

In addition, an acquisition could cause us to incur debt or issue shares, resulting in dilution to existing stockholders. We could also discover deficiencies in internal controls, data adequacy and integrity, product quality, regulatory compliance, and product liabilities that we did not uncover prior to our acquisition of such businesses, which could result in us becoming subject to penalties or other liabilities. Any difficulties in the integration of acquired businesses or unexpected penalties or liabilities in connection with such businesses could have a material adverse effect on our business, financial condition, and results of operations.

Continued failure to meet covenants in the Credit Agreement with SWK Funding LLC or with the Loan Agreement with Pacific Mercantile Bank could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Under the Credit Agreement dated November 9, 2018 (as amended from time to time, the “Credit Agreement”), between BIOLASE, Inc. and SWK Funding, LLC (“SWK”), we are required to maintain a specified amount of consolidated unencumbered liquid assets as of the end of each fiscal quarter, generate minimum levels of revenue as of the end of each period specified in the Credit Agreement and maintain specified levels of consolidated EBITDA as of the end of each period specified in the Credit Agreement. Our ability to comply with these covenants may be affected by factors beyond our control. Pursuant to the terms and conditions of the Second Amendment to the Credit Agreement, dated as of September 30, 2019, between BIOLASE and SWK, SWK agreed to waive the BIOLASE’s non-compliance with the consolidated unencumbered liquid assets requirement for the quarter ended September 30, 2019, subject to the satisfaction of certain conditions prior to October 31, 2019. In connection with such amendment, SWK agreed that we could enter into a revolving loan facility in an amount up to $5.0 million that would be secured by our inventory and accounts receivable, subject to the terms and conditions set forth in that amendment. On October 28, 2019, the Company entered into a loan and security agreement with Pacific Mercantile Bank (“PMB Loan”), which provides a revolving line of credit. The PMB Loan requires the Company to maintain certain levels of liquidity and to raise at least $5.0 million through the sale of equity securities before December 31, 2019. In the fourth quarter of 2019, the Company consummated the sale of approximately 9.0 million shares of its common stock for gross proceeds of $5.2 million and the sale of approximately 69,650 shares of our Series E Convertible Preferred Stock for gross proceeds of approximately $4.0 million. On May 13, 2020, our shareholders approved the issuance of such number of shares of common stock as are issuable upon the full conversion of our Series E Convertible Preferred Stock. Our ability to comply with the covenants in our debt agreements may be affected by factors beyond our control, including, without limitation, the impact of the COVID-19 pandemic and efforts taken to contain it. Pursuant to five separate amendments to the Credit Agreement, SWK has agreed to waive BIOLASE’s non-compliance with certain financial covenants in the Credit Agreement as of March 31, 2019, September 30, 2019, December 31, 2019 and March 31, 2020. We were not in compliance with the financial covenants in the Credit Agreement as of March 31, 2020.

In March 2020, the Company entered into the Fourth Amendment to the Credit Agreement with SWK. Under the Fourth Amendment, the financial covenants were amended to require consolidated unencumbered liquid assets of no less than $3.0 million as of any date of determination. The Fourth Amendment also adjusted the Minimum Aggregate Revenue requirements. On May 15, 2020, the Company entered into the Fifth Amendment to its Credit Agreement with SWK. The Fifth Amendment amended the Credit Agreement by providing for minimum consolidated unencumbered liquid assets of $1.5 million prior to June 30, 2020 and $3.0 million on or after June 30, 2020; providing for a minimum aggregate revenue target of $41.0 million for the twelve month period ending June 30, 2020, a related waiver of such minimum revenue target in the event that the Company raises equity capital or issues subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly revenue targets; and providing for a minimum EBITDA target of ($7.0 million) for the twelve month period ended June 30, 2020, a related waiver of such minimum EBIDTA target in the event that the Company raises equity capital or issues subordinated debt of not less than $10.0 million on or prior to June 30, 2020, and quarterly EBITDA targets. The Fifth Amendment contains representations, warranties, covenants, releases, and conditions customary for a credit agreement amendment of this type. On June 8, 2020, SWK agreed to extend the deadline by which the Company is required to raise not less than $10.0 million in equity capital or subordinated debt to July 31, 2020 and agreed that the $6.9 million in proceeds from the offering completed on June 10, 2020 shall be counted toward the $10.0 million requirement.

There is no assurance that we will be able to obtain similar waivers of non-compliance in the future. If we fail to comply with the covenants contained in the PMB Loan or the Credit Agreement or if the Required Lenders (as defined in the Credit Agreement) contend that we have failed to comply with these covenants or any other restrictions, it could result in an event of default under the PMB Loan or the Credit Agreement, as the case may be, which would permit or, in certain events, require PMB or SWK to declare all amounts outstanding thereunder to be immediately due and payable. There can be no assurances that we will be able to repay all such amounts or able to find alternative financing in an event of a default. Even if alternative financing is available in an event of a default under the PMB Loan or the Credit Agreement, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the PMB Loan or the Credit Agreement, thus adversely affecting cash flows, results of operations, and ultimately, our ability to meet operating cash flow requirements. Due to the uncertainty surrounding the Company’s continued inability to meet debt covenants in addition to the uncertainties surrounding the impact of COVID-19 on the Company’s business, the Company is not forecasting compliance with its debt covenants in the next twelve months. Therefore, the SWK term loan is classified as a current liability in the unaudited consolidated balance sheets as of March 31, 2020.

Our variable rate indebtedness under the Credit Agreement subjects us to interest rate risk, which could result in higher expense in the event of increases in interest rates and adversely affect our business, financial condition, and results of operations.

Borrowings under the Credit Agreement bear interest at a rate that varies depending on the London Interbank Offered Rate (“LIBOR”) or a replacement index that approximates LIBOR should LIBOR no longer be available. As a result, we are exposed to interest rate risk. If LIBOR rises, the interest rate on outstanding borrowings under the Credit Agreement will increase. Therefore, an increase in LIBOR will increase our interest payment obligations under the Credit Agreement and have a negative effect on our cash flow and possibly our ability to meet operating cash flow requirements.

The restrictive covenants in the Credit Agreement and the PMB Loan and BIOLASE’s obligation to make debt payments under these loans may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition, and results of operations.

The Credit Agreement imposes operating and financial restrictions and covenants, which may limit or prohibit our ability to, among other things:

•	incur additional indebtedness;

•	make investments, including acquisitions;

•	create liens;

•	make dividends, distributions or other restricted payments;

•	effect affiliate transactions;

•	enter into mergers, divisions, consolidations or sales of substantially all of our or our subsidiaries’ assets;

•	change business activities and issue equity interests; or

•	sell material assets (without using the proceeds thereof to repay the obligations under the Credit Agreement).

In addition, we are required to comply with certain financial covenants under the Credit Agreement as described above.

Such restrictive covenants in the Credit Agreement and the PMB Loan and our repayment obligations under the Credit Agreement could have adverse consequences to us, including:

•	limiting our ability to use cash;

•	limiting our flexibility in operating our business and planning for, or reacting to, changes in our business and our industry;

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requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interests on, the indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing;

•	limiting our ability to adjust to changing market conditions; and

•	placing us at a competitive disadvantage relative to our competitors who are less highly leveraged.

If we fail to comply with the terms of the Credit Agreement and there is an event of default, the creditor(s) may foreclose upon the assets securing our obligations thereunder.

To secure the performance of our obligations under the Credit Agreement, we granted SWK security interests in substantially all of the assets of BIOLASE and certain of our foreign and domestic subsidiaries. In addition, the PMB Loan is secured by substantially all of the Company’s assets. We were not in compliance with the financial covenants in the Credit Agreement as of March 31, 2020. Pursuant to separate amendments to the Credit Agreement, SWK has agreed to waive BIOLASE’s non-compliance with certain financial covenants in the Credit Agreement as of March 31, 2019, September 30, 2019, December 31, 2019, March 25, 2020, May 15, 2020 and June 8, 2020. However, there is no assurance that we will be able to obtain similar waivers of non-compliance in the future. Our failure to comply with the terms of the Credit Agreement could result in an event of default thereunder. In that event, SWK will have the option to (and, in certain circumstances, will have the obligation to) foreclose on the assets of BIOLASE and certain of our subsidiaries pledged as collateral under the Credit Agreement or the other documents executed in connection with the Credit Agreement. The foreclosure on the Company’s assets could severely and negatively impact our business, financial condition, and results of operations.

If certain individuals (or permitted replacements thereof) no longer serve as our Chairman, Chief Executive Officer or Chief Financial Officer, we may be obligated to pay all outstanding obligations and certain fees under the Credit Agreement.

The Credit Agreement provides that, unless such actions are consented to in advance in writing by SWK, if two or more of the three of Jonathan Lord, Todd Norbe and John Beaver (or, in each case, his approved successor) at any one time no longer serves in their current positions with the Company and we do not find individuals to replace such individuals within 150 days (or in certain circumstances 210 days), with individuals of appropriate qualification and experience approved in writing by SWK (which approval may not be unreasonably withheld or delayed), there is a “Key Person Event” and all outstanding obligations and certain fees under the Credit Agreement become immediately due and payable. Whether Mr. Lord, Mr. Norbe and Mr. Beaver remain our Chairman, Chief Executive Officer and Chief Financial Officer, respectively, is not entirely under our control. Although we intend to find an appropriate replacement satisfactory to SWK if any of Mr. Lord, Mr. Norbe or Mr. Beaver leaves his current position, there is no assurance that we will be able find such a replacement within the time period permitted under the Credit Agreement, if at all. If there is a Key Person Event, there can be no assurance that we will be able to repay all outstanding obligations and fees payable or able to find alternative financing. Even if alternative financing is available, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the Credit Agreement, thus adversely affecting our business, financial condition, and results of operations.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition, and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports, and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of the NASDAQ, expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

In 2019, we identified a material weakness in our internal control over financial reporting, specifically, our controls relating to the accounting for our Series E Convertible Preferred Stock. During our review of the consolidated financial statements as of December 31, 2019, we determined that the classification of the Series E Convertible Preferred Stock on the consolidated balance sheet was incorrect and that due to the fact that the Series E Convertible Preferred Stock is redeemable at the control of the stockholder, it should have been classified as mezzanine equity pursuant to the accounting guidance in Accounting Standards Codification Topic 480 – “Distinguishing Liabilities from Equity,” and not a component of permanent equity. We believe that these control deficiencies were a result of and misinterpretation of the terms and conditions of the Preferred Stock Agreement which led to the misclassification. The error was corrected and the material weakness did not result in any identified misstatements to the financial statements, and there were no changes to previously released financial results. Based on this material weakness, the Company’s management concluded that at December 31, 2019, the Company’s internal control over financial reporting was not effective.

If we fail to remediate the material weakness in a timely manner or any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Climate change initiatives could materially and adversely affect our business, financial condition, and results of operations.

Our manufacturing processes require that we purchase significant quantities of energy from third parties, which results in the generation of greenhouse gases, either directly on-site or indirectly at electric utilities. Both domestic and international legislation to address climate change by reducing greenhouse gas emissions and establishing a price on carbon could create increases in energy costs and price volatility. Considerable international attention is now focused on development of an international policy framework to address climate change. Proposed and existing legislative efforts to control or limit greenhouse gas emissions could affect our energy source and supply choices as well as increase the cost of energy and raw materials derived from sources that generate greenhouse gas emissions. If our suppliers are unable to obtain energy at a reasonable cost in the future, the cost of our raw materials could be negatively impacted which could result in increased manufacturing costs.

Risks Related to Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on dental and other medical laser applications. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we have received, and we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

Risks Related to Our Regulatory Environment

Changes in government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.

Our products are subject to extensive government regulation, both in the United States and in other countries. To clinically test, manufacture, and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance process is expensive, time-consuming, and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such approvals, could prevent us from developing, manufacturing, and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance, or could require a premarket approval (“PMA”) application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA is obtained. If 510(k) clearance is denied and a PMA application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have a CE Mark, indicating conformance with European Union laws and regulations before it can be sold in the European Union. The regulatory international review process varies from country to country. We rely on our distributors and sales representatives in the foreign countries in which we market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from continuing to sell products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Trump and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products, in whole or in part, in the future, or that payment rates will be adequate. If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations, and financial condition could suffer.

We could be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include, but are not limited to, the following:

•

the Federal Food, Drug, and Cosmetic Act, which regulates the design, testing, manufacture, labeling, marketing, distribution, and sale of prescription drugs and medical devices and which includes the Radiation Control for Health and Safety Act, under which the FDA has established reporting, recordkeeping, and performance requirements for laser products;

•	state food and drug laws;

•

the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, to induce the referral for the furnishing of, or the purchase, order, or recommendation of, a good or service, for which payment could be made under FHCPs such as Medicare, Medicaid, and TRICARE;

•	state law equivalents to the federal Anti-Kickback Statute, which may not be limited to government reimbursed items;

•	state laws that prohibit fee-splitting arrangements;

•

the federal Civil False Claims Act, which imposes liability on any person or entity that knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the government, including FHCPs;

•	state false claims laws that prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payers that are false or fraudulent;

•

federal crimes for knowingly and willfully executing a scheme to defraud any health care benefit program or making false statements in connection with the delivery of or payment for items or services under a health care benefit program;

•	federal law prohibiting offering remuneration to a Medicare or Medicaid beneficiary to influence the beneficiary’s selection of a particular provider, practitioner, or supplier;

•

the federal Stark Law, which, in the absence of a statutory or regulatory exception, prohibits: (i) the referral of Medicare or Medicaid patients by a physician to an entity for the provision of designated health care services, if the physician or a member of the physician’s immediate family has a direct or indirect financial relationship, including an ownership interest in, or a compensation arrangement with, the entity and (ii) submitting a bill to Medicare or Medicaid for services rendered pursuant to a prohibited referral;

•	state law equivalents to the Stark Law, which may not be limited to government reimbursed items;

•

the Physician Payments Sunshine Act, which requires us to report annually to the CMS certain payments and other transfers of value we make to U.S.-licensed physicians, dentists, and teaching hospitals;

•

the Foreign Corrupt Practices Act (“FCPA”), which generally prohibits companies and their intermediaries from paying anything of value to foreign officials to influence any decision of the foreign official in his/her official capacity or to secure any other improper advantage to obtain or retain business;

•	HIPAA and HITECH implementing regulations, which govern the use, disclosure, and safeguarding of PHI;

•	state privacy laws that protect the confidentiality of patient information;

•

Medicare and Medicaid laws and regulations that prescribe the requirements for coverage and payment, including the amount of such payment; state laws that prohibit the practice of medicine by non-physicians; and

•	the Federal Trade Commission Act and similar laws regulating advertising and consumer protection.

If our past or present operations are found to be in violation of any of the laws described above or the other governmental laws or regulations to which we or our customers are subject, we could be subject to the applicable penalty associated with the violation, which could include civil and criminal penalties, damages, fines, exclusion from FHCPs, and the curtailment or restructuring of our operations. If we are required to obtain permits or licensure under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation, and cause a material adverse effect on sales, cash collections, and our ability to meet operating cash flow requirements.

We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition, and results of operations.

In light of our operations outside the United States, we are subject to the FCPA, which generally prohibits companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA can result in criminal fines of up to $2 million and civil penalties of up to $16,000 for each violation. Individuals, including officers, directors, stockholders, and agents of companies, can be subject to a criminal fine of up to $250,000 and imprisonment, in addition to civil penalties of up to $16,000, per violation. We could be held liable for actions taken by our distributors in violation of the FCPA, even though such partners are foreign companies that may not be subject to the FCPA. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition, and results of operations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition, and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

•	state food and drug laws;

•	delay or eliminate commercialization of products we develop;

•	require us to perform costly procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our dental laser systems, we cannot provide assurance that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including defects in labeling. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our laser systems would be particularly harmful to us, because our laser systems comprise such an important part of our portfolio of products. However, any recall could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Stock

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

On March 31, 2020, BIOLASE received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying BIOLASE that, based on the BIOLASE’s stockholders’ equity of $377,000 as of December 31, 2019, as reported in its Annual Report on Form 10-K for the year ended December 31, 2019, BIOLASE is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. BIOLASE has responded to Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement. If the Company’s plan to regain compliance is accepted, NASDAQ may grant an extension of up to 180 calendar days from the date of the letter for the Company to evidence compliance. On June 4, 2020, NASDAQ granted the Company’s request for an extension of time to regain compliance to August 31, 2020 (the “Compliance Date”).

On December 3, 2019, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ stating that, for the preceding 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ pursuant to NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with NASDAQ rules, we were provided an initial period of 180 calendar days, or until June 1, 2020, to regain compliance with the Bid Price Rule. In response to the COVID-19 pandemic and related extraordinary market conditions, NASDAQ has provided temporary relief from the continued listing requirements and the cure period for regaining compliance is tolled through June 30, 2020. Under the relief, companies will have additional time to regain compliance for these price-based requirements. Starting on July 1, 2020, companies will receive the balance of any pending compliance period exception to come back into compliance with the applicable requirement. This relief will move the Company’s date to submit a plan to regain compliance to August 15, 2020.

If we do not regain compliance with the Bid Price Rule by the Compliance Date, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would need to provide written notice of our intention to cure the deficiency during the additional compliance period, by effecting a reverse stock split, if necessary, provided that it meets the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement.

If we do not regain compliance with the Bid Price Rule by the Compliance Date and are not eligible for an additional compliance period at that time, the Staff will provide written notification to us that our common stock may be delisted. At that time, we may appeal the Staff’s delisting determination to a NASDAQ Listing Qualifications Panel.

We intend to monitor the closing bid price of our common stock and may, if appropriate, consider available options to regain compliance with the Bid Price Rule. However, we may not regain compliance with the Bid Price Rule or any of the other NASDAQ continued listing requirements in the future.

If, in the future, we fail to comply with NASDAQ’s continued listing requirements, our common stock will be subject to delisting. If that were to occur, our common stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock. This would adversely affect the ability of investors to trade our common stock and would adversely affect the value of our common stock. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. If we seek to implement a further reverse stock split in order to remain listed on NASDAQ, the announcement or implementation of such a reverse stock split could negatively affect the price of our common stock.

The liquidity and trading volume of our common stock could be low, and our ownership is concentrated.

The liquidity and trading volume of our common stock has at times been low in the past and could again be low in the future. If the liquidity and trading volume of our common stock is low, this could adversely impact the trading price of our shares, our ability to issue stock and our stockholders’ ability to obtain liquidity in their shares. The issuance of common stock by us in 2013, 2014, 2016, 2017 and 2019 involved a significant issuance of stock to a limited number of investors, significantly increasing the concentration of our share ownership in a few holders.

Two of our stockholders hold approximately 50% of our outstanding common stock, in the aggregate, as of June 1, 2020. As a result, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change in control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our common stock.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. During the 12 months ended December 31, 2019, the market price of our common stock has ranged from a high of $2.78 per share to a low of $0.47 per share. You may not be able to resell your shares at or above the price you paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include but are not limited to the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

You could experience substantial dilution of your investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

As a result of reduced sales due to the COVID-19 pandemic and actions taken to contain it, cash generated from our operations during the first quarter of 2020 was less than we anticipated. Moreover, there is no assurance that sales will return to normal levels during the second quarter of 2020 or at any time thereafter. As of the date of this prospectus, management is evaluating all options to conserve cash and to obtain additional debt or equity financing and/or enter into a collaborative arrangement or sale of assets, to permit the Company to continue operations. Moreover, we may choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans. On June 10, 2020 we consummated a registered direct offering of 10,800,000 shares of common stock and a concurrent private placement of warrants to purchase 10,800,000 shares of common stock. During 2019 we consummated an underwritten public offering of approximately 9.0 million shares of BIOLASE common stock and a private placement of 69,565 shares of our Series E Preferred Stock, resulting in net proceeds of approximately $7.8 million after deducting underwriter discounts and other fees and expenses. During 2017, we sold approximately 6.9 million shares of common stock in a rights offering and private placement with gross proceeds totaling approximately $22.5 million. During 2016, we sold approximately 1.8 million shares of common stock in private placements with gross proceeds totaling approximately $10.0 million. During 2014, we sold approximately 4.5 million shares of common stock in private placements with gross proceeds totaling approximately $52.0 million. To the extent that we raise additional funds through the future sale of equity or convertible securities, the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in the offering. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition, you could experience substantial dilution of your investment as a result of subsequent exercises of outstanding warrants and outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants, and others, warrants issued in past sales of our equity, or the grant of future equity-based awards. As of May 31, 2020, an aggregate of 5,518,000 shares of common stock were reserved for issuance under our equity incentive and inducement plans, 2,783,000 of which were subject to options outstanding as of that date at a weighted-average exercise price of $3.45 per share and 2,735,000 of which were subject to restricted stock units outstanding or expected to be issued under our leadership bonus program as of that date. Of the 2,783,000 stock options outstanding, 1,061,000 stock options were vested and exercisable. In addition, as of May 31, 2020, 11,755,000 shares of our common stock were subject to warrants at a weighted-average exercise price of $1.39 per share and 500,000 shares were expected to be issued under our restricted stock agreement with CAO Group, Inc., relating to the Confidential Settlement Agreement, dated January 25, 2019, by and between BIOLASE and CAO Group, Inc. To the extent that outstanding warrants or options are exercised or the convertible preferred stock is converted, our existing stockholders could experience dilution. We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our stockholders’ interests in the Company.

Because we do not intend to pay dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

Non-compliance with the objective and subjective criteria for the Paycheck Protection Program loan could have a material adverse effect on our business.

On April 14, 2020, BIOLASE availed itself of a PPP Loan from Pacific Mercantile Bank in the aggregate amount of $2,980,000, pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The PPP Loan, which was in the form of a note dated April 13, 2020 issued by the Company, matures on April 13, 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing on November 1, 2020. The PPP Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Funds from the PPP Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company intends to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

On April 23, 2020, the Secretary of the U.S. Department of the Treasury stated that the SBA will perform a full review of any PPP Loan over $2.0 million before forgiving the loan. In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, the maintenance of our entire workforce, notwithstanding certain obvious “work-from-home” limitations associated with the nature of our business. We also took into account our need for additional funding to continue operations, and our ability to currently access alternative forms of capital in the current market environment. Following this analysis, we believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan is consistent with the objectives of the PPP Loan of the CARES Act. If it is later determined that we were ineligible to receive the PPP Loan, we may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties and adverse publicity, which could have a material adverse effect on our business, results of operations, and financial condition.

USE OF PROCEEDS

Assuming that all Units are subscribed for in the Rights Offering, we estimate that the net proceeds from the Rights Offering will be approximately $15.8 million, after deducting expenses relating to this offering payable by us estimated at approximately $2.2 million, including dealer-manager fees and expenses, and excluding any proceeds received upon exercise of any Warrants.

We will use the net proceeds from the Rights Offering for general corporate purposes and to fund ongoing operations and expansion of our business. The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from the Rights Offering, and it is possible that we may allocate the proceeds differently than investors in the Rights Offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

DILUTION

Purchasers of Units in the Rights Offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2020 was approximately $(3,817,000), or $(0.12) per share of our common stock (based upon 31.5 million shares of our common stock outstanding as of that date). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.

Dilution per share of common stock equals the difference between the amount paid by purchasers of Units in the Rights Offering (ascribing no value to the Warrants contained in the Units) and the net tangible book value per share of our common stock immediately after the Rights Offering.

Based on the sale by us in this Rights Offering of a maximum of Units at the Subscription Price of $1,000 per Unit (assuming no exercise of the Warrants), and after deducting estimated offering expenses and dealer-manager fees and expenses payable by us, our pro forma net tangible book value as of March 31, 2020 would have been approximately $12.0 million, or $0.16 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.28 per share and an immediate dilution to purchasers in the Rights Offering of $0.24 per share. The following table illustrates this per-share dilution:

Subscription Price	$1,000.00
Net tangible book value per share as of March 31, 2020	$(0.12)
Increase in net tangible book value per share attributable to Rights Offering	$15,847
Pro forma net tangible book value per share as of March 31, 2020, after giving effect to Rights Offering	$0.16
Dilution in net tangible book value per share to purchasers in the Rights Offering	$0.24

The information above is as of March 31, 2020 and excludes:

•	1,061,000 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $6.35 per share;

•	6,956,500 shares of our common stock issued upon the conversion of outstanding shares of Series E Preferred Stock in May 2020;

•	2,083,000 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $5.96 per share;

•	2,328,000 other shares of our common stock reserved for future issuance under our 2018 Long-Term Incentive Plan;

•	500,000 shares of our common stock that are expected to be issued under our restricted stock agreement with CAO Group, Inc.;

•	2,785,838 shares of our common stock relating to RSU and option awards granted in the second quarter of 2020;

•	10,800,000 shares of our common stock issued on June 10, 2020 in a registered direct offering for net proceeds of $6.2 million after fees and expenses; and

•	10,800,000 shares of common stock issuable upon the exercise of the June 2020 Warrants issued on June 10, 2020 in a private placement at an exercise price of $0.515 per share

MARKET PRICE AND DIVIDEND POLICY

Our shares of Common Stock are currently quoted on The Nasdaq Capital Market under the symbol “BIOL”. On July 15, 2020, the last reported sales price of our Common Stock on Nasdaq was $0.51.

Holders of Record

As of June 8, 2020, we had approximately 6,834 holders of record of our Common Stock. Because many of our shares of Common Stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Issuer Purchases of Equity Securities

None.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock and our June 2020 Warrants, at no charge, non-transferable Subscription Rights to purchase one Unit at a Subscription Price of $1,000 per Unit. Each Basic Subscription Right will entitle you to purchase one share of our Preferred Stock and 2,500 Warrants. Each Warrant will be exercisable for one share of our common stock at an exercise price of $0.40 per share from the date of issuance through the expiration five years from the date of issuance. Each record holder of our common stock and our June 2020 Warrants will receive one Subscription Right for every share of our common stock and each June 2020 Warrant owned by such record holder as of the Record Date. Each Subscription Right entitles the record holder to a Basic Subscription Right and an Over-Subscription Privilege.

Basic Subscription Rights

Your Basic Subscription Rights will entitle you to purchase Units, each comprised of one share of our Preferred Stock and 2,500 Warrants. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 100 Subscription Rights and will have the right to purchase 100 shares of our Preferred Stock and Warrants to purchase 250,000 shares of our common stock for $1,000 per Unit, or a total payment of $100,000. You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any of your Basic Subscription Rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

Additionally, sufficient Units may not be available to honor your Basic Subscription Right in full. While we are distributing one Subscription Right for every share of common stock and each June 2020 Warrant owned or deemed owned on the record date, we are only seeking to raise $18.0 million dollars in gross proceeds in this Rights Offering. As a result, based on 50,342,130 shares of common stock outstanding as of June 25, 2020 and 10,800,000 June 2020 Warrants outstanding as of June 25, 2020, we would grant Subscription Rights to acquire 61,142,130 Units but will only accept subscriptions for 18,000 Units.

If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, we will allocate the available Units pro-rata among the record holders exercising the Basic Subscription Rights in proportion to the number of shares of our common stock and/or June 2020 Warrants each of those record holders owned or were deemed to own on the record date, relative to the number of shares and June 2020 Warrants owned or deemed owned on the record date by all record holders exercising the Basic Subscription Right. If this pro-rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Rights, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Rights on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

If for any reason the amount of Units allocated to you is less than you have subscribed for, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

Over-Subscription Privilege

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege. To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Subject to proration and the limitations described in this prospectus, we will seek to honor the Over-Subscription Requests in full. If Over-Subscription Requests exceed the number of Units available, however, we will allocate the available Units pro rata among the common stockholders and holders of June 2020 Warrants as of the Record Date exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock and/or June 2020 Warrants each of those stockholders and warrantholder owned on the Record Date, relative to the number of shares and/or June 2020 Warrants owned on the Record Date by all stockholders and June 2020 warrantholders as of the Record Date exercising the Over-Subscription Privilege. If this pro rata allocation results in any stockholder or June 2020 warrantholder receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such record holder will be allocated only that number of Units for which the record holder oversubscribed, and the remaining Units will be allocated among all other stockholders and June 2020 warrantholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. Computershare Trust Company, N.A., the Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed Units available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed Units available to you, and any excess subscription payments will be returned to you, without interest or deduction, with 10 business days after expiration of the Rights Offering.

We can provide no assurances that you will be entitled to purchase the number of Units issuable upon the exercise of your Over- Subscription Privilege in full at the expiration of the Rights Offering. We will not be able to satisfy any requests for Units pursuant to the Over-Subscription Privilege if all of our stockholders and holders of June 2020 Warrants exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of Basic Subscription Rights.

Limitation on the Purchase of Units

You may only purchase the number of Units purchasable upon exercise of the number of Basic Subscription Rights distributed to you in the Rights Offering, plus the Over-Subscription Privilege, if any. Accordingly, the number of Units that you may purchase in the Rights Offering is limited by the number of shares of our common stock and/or June 2020 Warrants you held on the Record Date and by the extent to which other stockholders and holders of June 2020 Warrants exercise their Basic Subscription Rights and Over-Subscription Privileges, all of which we cannot determine prior to completion of the Rights Offering. However, due to stock exchange restrictions, we will not issue Units in the Rights Offering to the extent that a holder would beneficially own, together with any other person with whom such holder’s securities may be aggregated under applicable law, more than 19.99% of our outstanding shares of common stock.

Subscription Price

The Subscription Price is $1,000 per Unit. The Subscription Price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the Subscription Price by reason of changes in the trading price of our common stock or other factor prior to the expiration of this Rights Offering.

Determination of Subscription Price

In the determining the Subscription Price, the board of directors considered a variety of factors including those listed below:

•	our need to raise capital in the near term to continue our operations;

•	the current and historical trading prices of our common stock;

•	a price that would increase the likelihood of participation in the Rights Offering;

•	the cost of capital from other sources;

•	the value of the common stock being issued as a component of the Unit;

•	the value of the Warrant being issued as a component of the Unit; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represents to the immediately prevailing closing prices for these offerings.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. The market price of our common stock may decline during or after the Rights Offering. We cannot predict the price at which our shares of common stock will trade after the Rights Offering. You should obtain a current price quote for our common stock and perform an independent assessment of our Warrants before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.

No Short-Sales

By exercising the Subscription Rights, you are representing to us that you have not entered into any short sale or similar transaction with respect to our common stock since the Record Date for the Rights Offering. In addition, the Subscription Rights provide that, upon exercise of the Subscription Right, you represent that you have not since the Record Date and, for so long as you continue to hold Preferred Stock or Warrants issued in connection with the exercise of the Subscription Right, agree not to enter into any short sale or similar transaction with respect to our common stock. These requirements prevent you from pursuing certain investment strategies that could provide you greater financial benefits than you might have realized if the Subscription Rights did not contain these requirements.

No Recombination

The Preferred Stock and Warrants comprising the Units will separate upon the exercise of the Subscription Rights, and the Units will not trade as a separate security. Holders may not recombine shares of Preferred Stock and Warrants to receive a Unit.

Non-Transferability of Subscription Rights

The Subscription Rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your Subscription Rights to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.

Expiration Date; Extension

The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 p.m., Eastern Time, on Wednesday, July 15, 2020, which is the expiration of the Rights Offering. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the Subscription Agent receives your Rights Certificate or your subscription payment after that time. We have the option to extend the Rights Offering in our sole discretion, although we do not presently intend to do so. We may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering.

If you hold your shares of common stock and/or June 2020 Warrants in the name of a broker, dealer, bank or other nominee, the nominee will exercise the Subscription Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on July 15, 2020, which is the expiration date that we have established for the Rights Offering.

Termination

We may terminate the Rights Offering at any time and for any reason prior to the expiration of the Rights Offering. If we terminate the Rights Offering, we will issue a press release notifying stockholders and the public of the termination no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering.

Return of Funds upon Completion or Termination

The Subscription Agent will hold funds received in payment for shares in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money until the Rights Offering is completed or is terminated. To the extent you properly exercise your Over-Subscription Privilege for an amount of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you within 10 business days after the expiration of the Rights Offering, without interest or deduction. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent will be returned within 10 business days, without interest or deduction.

Shares of Our Common Stock, Preferred Stock and Warrants Outstanding After the Rights Offering

Assuming no other transactions by us involving our capital stock prior to the expiration of the Rights Offering, and if the Rights Offering is fully subscribed, upon consummation of the Rights Offering we will have 50,342,130 shares of common stock outstanding, 18,000 shares of Preferred Stock issued and outstanding, and 45,000,000 Warrants to purchase additional shares of our common stock issued and outstanding, based on 50,342,130 shares of our common stock outstanding as of June 25, 2020. The exact number of shares of Preferred Stock and Warrants that we will issue in this offering will depend on the number of Units that are subscribed for in the Rights Offering. . In addition to the foregoing, as of May 31, 2020 there were (i) 2,783,000 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $3.45 per share, (ii) 2,735,410 shares of our commons stock issuable upon the vesting of restricted stock units, (iii) 12,947,000 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $1.39 per share and (iv) 500,000 shares of our common stock that are expected to be issued under our restricted stock agreement with CAO Group, Inc.

Methods for Exercising Subscription Rights

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified. You may exercise your Subscription Rights as follows:

Subscription by Record Holders

If, as of the Record Date, you are a holder of record of common stock and/or June 2020 Warrants, the number of Units you may purchase pursuant to your Subscription Rights is indicated on the enclosed Rights Certificate. You may exercise your Subscription Rights by properly completing and executing the Rights Certificate and forwarding it, together with your full payment, to the Subscription Agent at the address given below under “Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on July 15, 2020.

Subscription by Beneficial Owners

If as of the Record Date you are a beneficial owner of shares of our common stock and/or June 2020 Warrants that are registered in the name of a broker, dealer, bank or other nominee, you will not receive a Rights Certificate. Instead, we will issue one Subscription Right to such nominee record holder for all shares of our common stock and/or June 2020 Warrants held by such nominee at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.

To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed Units before the Rights Offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription payment for the maximum number of Units that you wish to purchase.

Payment Method

Payments must be made in full in U.S. currency by personal check and payable to “Computershare Trust Company, N.A., as Subscription Agent for BIOLASE, Inc.” You must timely pay the full subscription payment, including payment for the Over- Subscription Privilege, for the full number of shares of our common stock you wish to acquire pursuant to the exercise of Subscription Rights by delivering a personal check drawn against a U.S. bank payable to “Computershare Trust Company, N.A., as Subscription Agent for BIOLASE, Inc.” and delivered to one of the below addresses for purposes of accepting subscriptions in this Rights Offering at:

By Registered Certified or Express Mail	Overnight Courier

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY BLTY	c/o Voluntary Corporate Actions; COY BLTY
P.O. Box 43011	150 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

If you elect to exercise your Subscription Rights, you should consider sending your check drawn on a U.S. bank as promptly as possible to ensure that the Subscription Agent receives your funds before the Rights Offering expires. If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days to clear a personal check. Accordingly, holders who wish to pay the Subscription Price by means of a personal check should make payment sufficiently in advance of the expiration of the Rights Offering to ensure that the payment is received and clears by that date.

You should read the instruction letter accompanying the Rights Certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full subscription payment.

The method of delivery of Rights Certificates and payment of the subscription payment to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Rights Offering expires.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, within 10 business days following the expiration of the Rights Offering.

Issuance of Preferred Stock and Warrants

The shares of Preferred Stock and Warrants that are purchased in the Rights Offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your shares of common stock and/or June 2020 Warrants, in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

Subscription Agent

The Subscription Agent for the Rights Offering is Computershare Trust Company, N.A. The address to which Rights Certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance or payment before the Rights Offering expires. Do not send or deliver these materials to us.

By Registered Certified or Express Mail	Overnight Courier

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	150 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

Information Agent

The information agent for the Rights Offering is Georgeson LLC. We will pay all fees and expenses of the information agent related to the Rights Offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the Rights Offering. The information agent can be contacted at the following address and telephone number:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor,

New York, NY 10104

Toll Free: (866) 413-5899

Warrant Agent

The warrant agent for the Warrants is Computershare Trust Company, N.A.

No Fractional Shares

We will not issue fractional shares of common stock in the Rights Offering. We will only distribute Subscription Rights to acquire whole Units, rounded down to the nearest whole number of underlying common shares giving rise to such Subscription Rights. Any excess subscription payments received by the Subscription Agent will be returned within 10 business days after expiration of the Rights Offering, without interest or deduction. Similarly, no fractional shares of common stock will be issued in connection with the conversion of the Preferred Stock or the exercise of a Warrant. Instead, for any such fractional share that would otherwise have been issuable upon conversion of shares of Preferred Stock, the Company may, at its election, pay a cash payment equal to such fraction multiplied by the Conversion Price or round up to the next whole share, and for any such fractional share that would have otherwise been issued upon exercise of Warrants, the Company will round up such fraction to the next whole share.

Notice to Brokers and Nominees

If you are a broker, dealer, bank or other nominee holder that holds shares of our common stock and/or June 2020 Warrants for the account of others on the Record Date, you should notify the beneficial owners for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. If a beneficial owner of our common stock and/or June 2020 Warrants so instructs, you should complete the Rights Certificate and submit it to the Subscription Agent with the proper subscription payment by the expiration date. You may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock or June 2020 Warrants on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact our Subscription Agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the Rights Offering, unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and any other required documents and the full subscription payment including final clearance of any personal check. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock issuable upon conversion of the Preferred Stock issued in the Rights Offering until such Preferred Stock is converted into common stock and issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock. Holders of Warrants issued in connection with the Rights Offering will not have rights as holders of our common stock until such Warrants are exercised and the shares of common stock underlying the Warrants are issued to the holder.

Foreign Stockholders

We will not mail this prospectus or Rights Certificates to stockholders or holders of June 2020 Warrants with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Rights Certificates for their account. To exercise Subscription Rights, our foreign stockholders and foreign holders of June 2020 Warrants must notify the Subscription Agent prior to 5:00 p.m., Eastern Time, on July 10, 2020, the third business day prior to the expiration date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such stockholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.

No Revocation or Change

Once you submit the Rights Certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Subscription Rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares at the Subscription Price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock or June 2020 Warrants should recognize income or loss upon receipt or exercise of a Subscription Right. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. Stockholders who exercise Subscription Rights risk investment loss on money invested. We cannot predict the price at which our shares of common stock will trade after the Rights Offering. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Fees and Expenses

We will pay all fees charged by the Subscription Agent and the Information Agent, and by the dealer-managers. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Subscription Rights.

Listing

The Subscription Rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. There is no public trading market for the Preferred Stock or the Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market. The shares of our common stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants to be issued in the Rights Offering are traded on Nasdaq under the symbol “BIOL.”

Important

Do not send Rights Certificates directly to us. You are responsible for choosing the payment and delivery method for your Rights Certificate and you bear the risks associated with such delivery. If you choose to deliver your Rights Certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration time.

Distribution Arrangements

Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC will act as joint dealer-managers for the Rights Offering. The dealer-managers will provide marketing assistance and advice to us in connection with the Rights Offering and will use their best efforts to solicit the exercise of Subscription Rights and participation in the Over-Subscription Privilege. The dealer-managers are not underwriting or placing any of the Subscription Rights or the shares of our Preferred Stock or Warrants to be issued in the Rights Offering and do not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), shares or Warrants. We have agreed to pay the dealer-managers certain fees and to reimburse the dealer-managers for certain out-of-pocket expenses incurred in connection with this offering. See “Plan of Distribution.”

Other Matters

We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any units from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the Rights Offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the Rights Offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Subscription Rights acquired through the Rights Offering, the ownership and disposition of shares of our Preferred Stock and Warrants received upon exercise of the Subscription Rights and the ownership and disposition of the shares of common stock received upon the conversion of our Preferred Stock or the exercise of the Warrants. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Subscription Rights, shares of our Preferred Stock, Warrants or shares of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Subscription Rights through the Rights Offering by persons holding shares of our common stock entitled to receive Subscription Rights pursuant to this Rights Offering, the exercise (or expiration) of the Subscription Rights, the acquisition, ownership and disposition of shares of our Preferred Stock, and the acquisition, ownership and disposition (or expiration) of Warrants, each acquired upon exercise of the Subscription Rights, and the acquisition, ownership and disposition of shares of our common stock acquired upon conversion of our Preferred Stock or exercise of the Warrants.

This discussion is limited to the Subscription Rights acquired through the Rights Offering, shares of our Preferred Stock and Warrants acquired upon exercise of Subscription Rights and shares of our common stock acquired upon conversion of our Preferred Stock or exercise of the Warrants, in each case, that are held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock, the Subscription Rights, shares of our Preferred Stock, Warrants or shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities or currencies or traders that elect to mark-to-market their securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Subscription Rights, shares of Preferred Stock, or Warrants or shares of our common stock under the constructive sale provisions of the Code;

•	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement (as defined in the Code);

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	persons who received, hold or will receive shares of our common stock, participating warrants, the Subscription Rights, shares of our Preferred Stock or Warrants pursuant to the exercise of any employee stock option or otherwise as compensation and persons who hold restricted common stock;

•	tax-qualified retirement plans; and

•	U.S. holders (as defined below) that have a functional currency other than the U.S. dollar.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the Subscription Rights, shares of our Preferred Stock and Warrants acquired upon exercise of Subscription Rights or shares of our common stock acquired upon conversion of our Preferred Stock or exercise of the Warrants, as the case may be, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS, THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR PREFERRED STOCK AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS, AND SHARES OF OUR COMMON

STOCK ACQUIRED UPON CONVERSION OF PREFERRED STOCK OR EXERCISE OF WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock, our June 2020 Warrants, our Subscription Rights, shares of our Preferred Stock and Warrants acquired upon exercise of Subscription Rights or shares of our common stock acquired upon conversion of our Preferred Stock or exercise of Warrants, as the case may be, that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

Receipt of Subscription Rights

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including the inclusion of the right to purchase Warrants in the Subscription Rights (rather than the right to purchase only shares of our Preferred Stock) and the effects of the Over-Subscription Privilege, we do not believe a U.S. holder’s receipt of Subscription Rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to its existing shares of common stock for U.S. federal income tax purposes. Section 305(a) of the Code generally provides that the receipt by a stockholder of a right to acquire stock or warrants is not included in the taxable income of the stockholder; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other stockholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits. During the last 36 months, the Company has not made any distributions of cash or property (other than stock or rights to acquire stock) with respect to: (i) its common stock or (ii) options or warrants to acquire its common stock. Currently the Company does not intend to make any future distributions of cash or property (other than stock or rights to acquire stock) with respect to: (i) its common stock or (ii) options or warrants to acquire its common stock; however, there is no guarantee that the Company will not make such distributions in the future. In addition, the Company does not currently have any convertible debt outstanding nor does the Company currently intend to issue any convertible debt.

The position regarding the non-taxable treatment of the Subscription Right distribution is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether because, contrary to our expectations, distributions of cash or property (other than stock or rights to acquire stock) are made with respect to our common stock, options or warrants, because the issuance of the Subscription Rights is a “disproportionate distribution” or otherwise, the fair market value of the Subscription Rights would be taxable to U.S. holders of our common stock as a dividend to the extent of the U.S. holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, the Company anticipates that it will not have current and accumulated earnings and profits through the end of 2020.

The following discussion is based upon the treatment of the Subscription Right issuance as a non-taxable distribution with respect to a U.S. holder’s’ existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the Subscription Rights a U.S. holder receives is less than 15% of the fair market value of the U.S. holder’s existing shares of common stock with respect to which the Subscription Rights are distributed on the date the U.S. holder receives the Subscription Rights, Section 307(b) of the Code provides that the Subscription Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. holder elects to allocate the tax basis in the holder’s existing shares of common stock between the existing shares of common stock and the Subscription Rights in proportion to the relative fair market values of the existing shares of common stock and the Subscription Rights determined on the date of receipt of the Subscription Rights. If a U.S. holder chooses to allocate tax basis between the holder’s existing common shares and the Subscription Rights, the U.S. holder must make this election on a statement included with the holder’s timely filed U.S. federal income tax return (including extensions) for the taxable year in which the U.S. holder receives the Subscription Rights. Such an election is irrevocable.

However, if the fair market value of the Subscription Rights a U.S. holder receives is 15% or more of the fair market value of the holder’s existing shares of common stock on the date the U.S. holder receives the Subscription Rights, then the U.S. holder must allocate tax basis in the existing shares of common stock between those shares or warrants and the Subscription Rights the U.S. holder receives in proportion to their fair market values determined on the date the U.S. holder receives the Subscription Rights. Please refer to the discussion below regarding the U.S. tax treatment of a U.S. holder that, at the time of the receipt of the Subscription Right, no longer holds the common stock with respect to which the Subscription Right was distributed.

The fair market value of the Subscription Rights on the date that the Subscription Rights are distributed is uncertain and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights on that date. In determining the fair market value of the Subscription Rights, U.S. holders should consider all relevant facts and circumstances, including without limitation any difference between the Subscription Price of the Subscription Rights and the trading price of our shares of common stock on the date that the Subscription Rights are distributed, the fair market value and the conversion terms of the Preferred Stock, the exercise price of the Warrants, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.

Exercise of Subscription Rights

A U.S. holder will not recognize gain or loss upon the exercise of a Subscription Right received in the Rights Offering. A U.S. holder’s adjusted tax basis, if any, in the Subscription Right plus the Subscription Price should be allocated between the share of Preferred Stock and the Warrant acquired upon exercise of the Subscription Right. The tax basis in the common stock upon which the Subscription Rights were issued which is allocated to the Subscription Rights under the prior section entitled “—Tax Basis in the Subscription Rights” should be further allocated between the shares of Preferred Stock and the Warrant acquired upon exercise of the Subscription Right in proportion to their relative fair market values on the date the Subscription Rights were distributed. The Subscription Price should be allocated between the shares of Preferred Stock and the Warrant acquired upon exercise of the Subscription Right in proportion to their relative fair market values on the exercise date. These allocations will establish the U.S. holder’s initial tax basis for U.S. federal income tax purposes in the shares of Preferred Stock and Warrants received upon exercise of such U.S. holder’s Subscription Right. The holding period of a share of Preferred Stock or a Warrant acquired upon exercise of a Subscription Right in the Rights Offering will begin on the date of exercise.

If, at the time of the receipt or exercise of the Subscription Right, the U.S. holder no longer holds the common stock with respect to which the Subscription Right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the Subscription Right are unclear, including (1) the allocation of the tax basis between the shares of our common stock previously sold and the Subscription Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our Preferred Stock and Warrants acquired upon exercise of the Subscription Right. If a U.S. holder exercises a Subscription Right received in the Rights Offering after disposing of shares of our common stock with respect to which the Subscription Right is received, the U.S. holder should consult its own tax advisor.

Expiration of Subscription Rights

If a U.S. holder allows Subscription Rights received in the Rights Offering to expire, the U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. holder should re-allocate any portion of the tax basis in its existing common shares previously allocated to the Subscription Rights that have expired to such U.S. holder’s existing common shares.

Sale or Other Disposition, Exercise or Expiration of Warrants

Upon the sale or other taxable disposition of a Warrant (other than by exercise) received upon exercise of a Subscription Right, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in a Warrant will generally equal its initial tax basis (discussed above under “—Exercise of Subscription Rights”), as adjusted for any constructive dividends on the Warrant described below. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Warrant is more than one year at the time of the sale or other taxable disposition. The deductibility of capital losses is subject to certain limitations.

A U.S. holder will not be required to recognize income, gain or loss upon exercise of a Warrant received upon exercise of a Subscription Right. A U.S. holder’s tax basis in a share of our common stock received upon exercise of the Warrants for cash will be equal to the sum of (1) the U.S. holder’s tax basis in the Warrants exchanged therefor and (2) the exercise price of such Warrants. A U.S. holder’s holding period in the shares of our common stock received upon exercise will commence on the day after such U.S. holder exercises the Warrants.

In certain circumstances, the Warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

If a Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s adjusted tax basis in the Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends on Warrants

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock or our Preferred Stock in the foreseeable future. However, if at any time during the period in which a U.S. holder holds Warrants received upon exercise of a Subscription Right, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Warrants, the exercise price of the Warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the Warrants to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make appropriate adjustments), or there is an adjustment to the number of common shares that will be issued on exercise of the Warrants, such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price of the Warrants. We are currently required to report the amount of any deemed distributions to the IRS, as well as either on our website or to holders not exempt from reporting.

Distributions on Preferred Stock and Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Preferred Stock or common stock in the foreseeable future. However, if we do make distributions of cash or property on our Preferred Stock or common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its Preferred Stock or common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

Sale, Exchange or Other Disposition of Preferred Stock and Common Stock

Upon a sale, exchange, or other taxable disposition of our Preferred Stock (other than by conversion) or our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder’s adjusted tax basis in our Preferred Stock or our common stock. The U.S. holder’s adjusted tax basis in our Preferred Stock generally will equal its initial tax basis (discussed above under “—Exercise of Subscription Rights”), as adjusted for applicable distributions (including constructive dividends described below). A U.S. holder’s adjusted tax basis in our common stock generally will equal its initial tax basis in our common stock (discussed below under “—Conversion of the Preferred Stock into Our Common Stock”), as adjusted for applicable distributions (including constructive dividends described below). Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our Preferred Stock or our common stock exceeded one year at the time of disposition (see the discussion below under “—Conversion of Our Preferred Stock into Our Common Stock” regarding a U.S. holder’s holding period for our common stock). Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Our Preferred Stock into Our Common Stock

A U.S. holder will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Preferred Stock (except to the extent the U.S. holder receives a cash payment for any fractional share that would otherwise have been issuable upon conversion of the Preferred Stock). The adjusted tax basis of our common stock that a U.S. holder receives on conversion will equal the adjusted tax basis of the Preferred Stock converted (decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issuance upon conversion of the Preferred Stock), and the holding period of such common stock received on conversion will include the period during which the U.S. holder held the Preferred Stock prior to conversion.

In the event a U.S. holder’s Preferred Stock is converted pursuant to an election by such U.S. holder in the case of certain acquisitions or fundamental changes or pursuant to certain other transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. In this regard, it is possible that any related adjustments of the conversion rate would be treated as a constructive distribution to the U.S. holder as described below under “—Constructive Dividends on Preferred Stock.” U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Constructive Dividends on Preferred Stock

The conversion rate of our Preferred Stock is subject to adjustment under certain circumstances, as described above under “Description of Securities—Preferred Stock—Preferred Stock.” Section 305(c) of the Code and U.S. Treasury Regulations thereunder may treat a U.S. holder of our Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—Distributions on Preferred Stock and Common Stock,” if and to the extent that certain adjustments in the conversion rate (or failures to make such an adjustment) increase the proportionate interest of such U.S. holder in our earnings and profits. In certain other circumstances, an adjustment to the conversion rate of our Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. We are currently required to report the amount of any deemed distributions to the IRS, as well as either on our website or to holders not exempt from reporting.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives dividend payments (including constructive dividends) or receives proceeds from the sale or other taxable disposition of the Warrants, shares of our Preferred Stock acquired through the exercise of Subscription Rights or shares of our common stock acquired through conversion of our Preferred Stock or exercise of the Warrants. Certain U.S. holders are exempt from backup withholding, including certain corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt (or fails to properly establish an exemption) and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of our common stock, our Subscription Rights, shares of our Preferred Stock and Warrants acquired upon exercise of Subscription Rights or shares of our common stock acquired upon conversion of our Preferred Stock or exercise of Warrants, as the case may be, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of Subscription Rights will be treated as a nontaxable distribution. See “—Tax Considerations Applicable to U.S. Holders—Receipt of Subscription Rights” above. In such case, non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the Subscription Rights.

Exercise of Warrants

A non-U.S. holder will not be subject to U.S. federal income tax on the cash exercise of Warrants into shares of our common stock. As discussed above in “—Tax Considerations Applicable to U.S. Holders—Sale or Other Disposition, Exercise or Expiration of Warrants,” the U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the common stock received.

Constructive Dividends on Warrants

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Preferred Stock or common stock in the foreseeable future. However, if at any time during the period in which a non-U.S. holder holds Warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the Warrants, the exercise price of the Warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make appropriate adjustments), or there is an adjustment to the number of common shares that will be issued on exercise of the Warrants, such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants.

Distributions on Preferred Stock and Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Preferred Stock or common stock in the foreseeable future. However, if we do make distributions of cash or property on our Preferred Stock or common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Preferred Stock or common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our Preferred Stock, Warrants, or common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Preferred Stock or common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (1) an applicable income tax treaty or (2) the non-U.S. holder holding our Preferred Stock or common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above, and subject to the discussion below on backup withholding and foreign accounts), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Preferred Stock, Warrants or Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Preferred Stock, Warrants or common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Preferred Stock, Warrants or common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion of Our Preferred Stock into Our Common Stock

A non-U.S. holder will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Preferred Stock (except to the extent the non-U.S. holder receives a cash payment for any fractional share that would otherwise have been issuable upon conversion of the Preferred Stock).

Constructive Dividends on Preferred Stock

As described above under “—Tax Considerations Applicable to U.S. Holders—Constructive Dividends on Preferred Stock,” in certain circumstances, a non-U.S. holder will be deemed to receive a constructive distribution from us. Adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are treated as dividends for U.S. federal income tax purposes. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal income tax or withholding tax in the manner described above under “—Tax Considerations Applicable to Non-U.S. Holders—Distributions on Preferred Stock and Common Stock.” It is possible that U.S. federal tax on the constructive dividend would be withheld, if applicable, from subsequent payments on the Preferred Stock or our common stock.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our Preferred Stock, Warrants or common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder timely certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W- 8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our Preferred Stock, Warrants and common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our Preferred Stock, Warrants or common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our Preferred Stock, Warrants or common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner timely certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise timely establishes an exemption. Proceeds of a disposition of our Preferred Stock, Warrants or common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our Preferred Stock, Warrants or common stock, or gross proceeds from the sale or other disposition of our Preferred Stock, Warrants or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends), and will apply to payments of gross proceeds (including a distribution to the extent it is treated as a return of capital or capital gain) from the sale or other disposition of our Preferred Stock, Warrants or common stock on or after January 1, 2019. Pursuant to Treasury Regulations proposed under Sections 1471 through 1474 of the Code, the U.S. Treasury Department and the IRS have proposed to eliminate the application of the FATCA withholding rules to gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from U.S. sources. Under Section 7805(b)(1)(C) of the Code, taxpayers may rely on such proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our common stock and the securities offered in the Rights Offering. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Restated Certificate of Incorporation, as amended, and our Sixth Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Under our charter, we are authorized to issue 180,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. As of June 25, 2020, there were 50,342,130 shares of our common stock outstanding and 0 shares of our preferred stock issued and outstanding.

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on our Board may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Our charter authorizes our Board to provide for the issuance of shares of preferred stock in one or more series. Prior to issuance of shares of each series, our Board is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Standstill Agreements

Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our Common Stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our Common Stock and (ii) not to sell, transfer or otherwise convey shares of our Common Stock (or warrants or other rights to acquire shares of our Common Stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our Common Stock, as a result of such transfer and other transfers from third parties.

Series F Preferred Stock Included in Units Issuable in the Rights Offering

We will authorize the Series F Preferred Stock by filing a certificate of designation with the Secretary of State of Delaware. The certificate of designation may be authorized by our Board without approval by our stockholders.

Conversion. Each share of Preferred Stock will be convertible at our option at any time on or after the first anniversary of the expiration of the Rights Offering or at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Preferred Stock by a Conversion Price of $0.40 per share. In addition, the Conversion Price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Preferred Stock will not have the right to convert any portion of the Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. A holder of the Preferred Stock, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of such holder’s Preferred Stock, provided that in no event shall the limitation exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. In the event that a conversion is effected at our option, we will exercise such option to convert shares of Preferred Stock on a pro rata basis among all of the holders based on such holders’ shares of Preferred Stock.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Preferred Stock, the holders of the Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Preferred Stock.

Dividends. Holders of Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Preferred Stock. Shares of Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Warrants Included in Units Issuable in the Rights Offering

The Warrants to be issued as a part of this Rights Offering will be designated as our “Series 1” warrants. These Warrants will be separately transferable following their issuance and through their expiration five years from the date of issuance. Each Warrant will entitle the holder to purchase one share of our common stock at an exercise price of $0.40 per share from the date of issuance through its expiration. There is no public trading market for the Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market. The common stock underlying the Warrants, upon issuance, will also be traded on Nasdaq under the symbol “BIOL.”

All Warrants that are purchased in the Rights Offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of Warrants if you are a holder of record. The Subscription Agent will arrange for the issuance of the Warrants as soon as practicable after the closing, which will occur as soon as practicable after the Rights Offering has expired but which may occur up to five business days thereafter. At closing, all prorating calculations and reductions contemplated by the terms of the Rights Offering will have been effected and payment to us for the subscribed-for Units will have cleared. If you hold your shares of common stock in the name of a bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the Warrants you purchased in the Rights Offering.

Exercisability

Each Warrant will be exercisable at any time and will expire five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Warrants, the Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the Warrant.

Cashless Exercise

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the Warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price

Each Warrant represents the right to purchase one share of common stock at an exercise price of $0.40 per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications, and for certain dilutive issuances. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise of the Warrant.

Transferability

Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to us with a completed and signed assignment in the form attached to the Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

No Market

There is no public trading market for the Warrants and we do not intend that they will be listed for trading on NASDAQ or any other securities exchange or market.

Rights as Stockholder

Except as set forth in the Warrant, the holder of a Warrant, solely in such holder’s capacity as a holder of a Warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

Amendments and Waivers

The provisions of each Warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

The Warrants will be issued pursuant to a warrant agent agreement by and between us and Computershare Trust Company, N.A., the warrant agent.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our bylaws. Our bylaws provide that certain procedures, including notifying our Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of our Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of our Board in accordance with Delaware law and our charter, except that certain sections of our bylaws (including but not limited to certain provisions regarding special meetings, voting, officers, and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on our Board or our stockholders.

Forum Selection

Unless our Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our charter or our bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the action outside of the State of Delaware as agent for such stockholder.

Stock Exchange Listing

Our common stock trades on the NASDAQ Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

Promptly following the effective date of the registration statement of which this prospectus form is a part, we will distribute the Subscription Rights, Rights Certificates and copies of this prospectus to the holders of our common stock on the Record Date. Subscription Rights holders who wish to exercise their Subscription Rights and purchase Units must complete the Subscription Rights Certificate and return it with payment for the shares to the Subscription Agent at the following address:

By Registered Certified or Express Mail	Overnight Courier

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street Suite V
Providence, RI 02940	Canton, MA 02021

If you have any questions, you should contact our Information Agent for the Rights Offering, Georgeson LLC, toll free at (866) 413-5899 or by mail at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying securities.

Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC will act as joint dealer-managers for the Rights Offering. In such capacity, the dealer-managers will provide marketing assistance and financial advice (including determining the Subscription Price and the structure of the Rights Offering) to us in connection with this offering and will solicit the exercise of Subscription Rights and participation in the Over-Subscription Privilege. The dealer-managers will provide us with updated investor feedback and recommendations on pricing and structure through to the end of the subscription period. The dealer- managers are not underwriting or placing any of the Subscription Rights or the shares of our Preferred Stock or Warrants being issued in this offering and do not make any recommendation with respect to such Subscription Rights (including with respect to the exercise or expiration of such Subscription Rights), shares or Warrants.

In connection with this Rights Offering, we have agreed to pay the dealer-managers an aggregate cash fee equal to 7.0% of the gross proceeds received by us directly from exercises of the Subscription Rights. In addition, if the gross proceeds of the Rights Offering are equal to at least $1.088 million but less than $3.088 million, we shall pay to Maxim Group LLC a cash management fee equal to three quarters of a percent (0.75%) of the gross proceeds of the Rights Offering and if the gross proceeds of the Rights Offering are equal to or exceed $3.088 million, we shall pay to Maxim Group LLC a cash management fee equal to one and one-half percent (1.5%) of the gross proceeds of the Rights Offering. The dealer-managers will be entitled to the cash fee and cash management fee with respect to future financings consummated solely with investors who the dealer-manager introduced to the Company and with whom the Company has had a conference call or meeting arranged by the dealer-managers during their engagement for the Rights Offering and such investors consummate a future financing within six months following the closing of the Rights Offering.

We advanced $50,000 to the dealer-managers as an advance against their anticipated out-of-pocket expenses upon their engagement as dealer-managers, or the Advance, and agreed to reimburse the reasonable fees and expenses of the dealer-managers up to $130,000, of which a maximum of $100,000 shall be for reimbursement of legal fees (including the Advance). Any portion of the Advance not used for actual out-of-pocket expenses of the dealer-managers shall be promptly reimbursed to the Company.

In connection with the registered direct offering made by the Company that was consummated on June 10, 2020, we granted to Maxim Group LLC, The Benchmark Company LLC and Colliers Securities LLC jointly and individually the right to act as sole lead or joint-lead banker, lead or joint book-runner and/or lead or joint placement agent, for every future public and private equity and debt offering, including all equity linked financings during the twelve (12) month period following the commencement of sales of the registered direct offering, for the Company, or any successor to or any subsidiary of the Company on terms customary to the dealer-managers in compliance with FINRA Rule 5110(f)(2)(E).

We have also agreed to indemnify the dealer-managers and their respective affiliates against certain liabilities arising under the Securities Act. The dealer-managers’ participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-managers of an opinion of our counsel. The dealer-managers and their affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

Subject to certain exceptions, we have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any common shares or other securities convertible into or exercisable or exchangeable for common shares for a period of 90 days after the expiration of this Rights Offering.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York. The dealer-managers are being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference into this Prospectus and in the Registration Statement, have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2019, filed with the SEC on March 30, 2020;

2.	Our Quarterly Report on Form 10-Q filed with the SEC on May 8, 2020;

3.	Our Current Reports on Form 8-K, filed with the SEC on April 6, 2020, April 16, 2020, May 15, 2020, May 21, 2020, May 28, 2020 June 1, 2020; and June 9, 2020 and

4.	Our definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2020.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270, Lake Forest, California, 92610, Attention: Investor Relations, telephone: (949) 361-1200.

Subscription Rights to Purchase Up to 18,000 Units

Consisting of an Aggregate of Up to 18,000 Shares of Series F Convertible Preferred Stock

and Warrants to Purchase Up to 45,000,000 Shares of Common Stock

at a Subscription Price of $1,000 Per Unit

PROSPECTUS

Dealer-Managers

Maxim Group LLC

The Benchmark Company LLC

Colliers Securities LLC

July 15, 2020